Exhibit 99.2

COGENT Realty Advisors, LLC
Valuation, Consultation, Due Diligence
Appraisal of
Signal Pointe Apartments
2500 Howell Branch Road
Winter Park, FL 32792

August 30, 2010
Mr. Derek McCandless
Shelter Realty II Corporation
4582 S. Ulster St., Suite 1100
Denver, CO 80237

Re:	Appraisal of Signal Pointe Apartments 2500 Howell Branch Road Winter Park, Florida 32792
Dear Mr. McCandless:
Cogent Realty Advisors, LLC (“CRA”) has completed an appraisal of the above-referenced property as requested by our July 22, 2010 engagement letter. The purpose of this assignment is to estimate the Market Value of the Fee Simple Interest in the subject property, free and clear of mortgage financing as of August 11, 2010, the date the property was inspected by the appraiser. The report has been prepared for Shelter Realty II Corporation for client’s use in asset evaluation and financial reporting purposes.
Situated as noted above, the subject property consists of a 17.91-acre site improved with a 368-unit garden-style apartment complex containing 338,054 square feet of rentable area. Additional site improvements include two clubhouses, three pools with surrounding patio/deck areas, a playground, two tennis courts, asphalt paved driveways and surface parking areas, concrete walkways and landscaping. The complex, locally known as the Signal Pointe Apartments, is classified as a Class B apartment community by local market standards. The property, originally developed in 1970 and 1972, was extensively renovated in 2009, is operating at stabilized occupancy and is in good physical condition in comparison to substitute properties of similar age and characteristics. The subject property is more fully described, legally and physically, within the attached report.
Based on the analysis contained in the attached report, the Market Value of the Fee Simple Interest in the subject property, free and clear of mortgage financing, as of August 11, 2010, is:
THIRTY MILLION TWO HUNDRED THOUSAND DOLLARS
($30,200,000)
This letter must remain attached to the following report, which contains the pages found in the Table of Contents on Page i. Please also refer to the Basic Assumptions and Limiting Conditions section of the report that includes Extraordinary Conditions/Special Assumptions that were considered in the valuation of the subject property. The report was prepared in compliance with the Uniform Standards of Professional Appraisal Practice (USPAP) as set forth by the Appraisal Foundation and in accordance with the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute.
COGENT Realty Advisors, LLC
Commercial Real Estate Valuation, Consultation, Due Diligence
5307 E. Mockingbird Lane, Suite 1050, Dallas, Texas 75206
Tel: 214.363.3373 Fax: 214.369.4388

Mr. Derek McCandless	August 30, 2010
Shelter Realty II Corporation	Page 2
It has been a pleasure to be of service to you. Please do not hesitate to call with any questions you may have regarding our assumptions, observations or conclusions.
Respectfully submitted,
COGENT REALTY ADVISORS, LLC

By:	Steven J. Goldberg, MAI, CCIM	By:	Howard Klahr
	Managing Partner		Associate
Licensed Real Estate Broker, State of
Florida (License #BK468339)

Signal Pointe Apartments	April 17,2010
Winter Park, Florida	Page i
TABLE OF CONTENTS

Title Page
Letter of Transmittal
Table of Contents	i
Certificate of Appraisal	ii
Basic Assumptions and Limiting Conditions	iv
Subject Property Photographs & Maps	vi

PREMISES OF THE APPRAISAL
Summary of Salient Facts and Conclusions	1
Property Identification	3
Sales History	3
Purpose and Scope of the Appraisal	3
Definition of Value	4
Property Rights Appraised	4
Intended Use and User of the Appraisal and Reporting	4
Exposure and Marketing Periods	4

PRESENTATION OF DATA
Regional and Area Analysis	6
Neighborhood Analysis	9
Site Analysis	12
Improvement Analysis	15
Real Estate Assessments and Taxes	19

MARKET ANALYSIS
Apartment Market Analysis	21
Market Rent Analysis	24

ANALYSIS OF DATA AND CONCLUSIONS
Highest and Best Use	35
Valuation Process	37
Income Capitalization Approach	39
Sales Comparison Approach	47
Reconciliation and Final Value Conclusion	54

ADDENDA
Additional Subject Property Photographs
Floor Plans
Improved Sales Photographs
Appraiser Qualifications
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Winter Park, Florida	Page ii
CERTIFICATE OF APPRAISAL
We, Steven J. Goldberg, MAI, CCIM and Howard Klahr, certify that to the best of our knowledge and belief:
The statements of fact contained in this appraisal are true and correct.

The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and my personal, unbiased professional analyses, opinions, and conclusions.
We have no present or prospective interest in the property that is the subject property of this appraisal, and have no personal interest or bias with respect to the parties involved.
Our compensation is not contingent upon the reporting of a predetermined value or direction in value that favors the cause of the client, the amount of value estimate, the attainment of a stipulated result, or the occurrence of a subsequent event
Our analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the Uniform Standards of Professional Appraisal Practice (USPAP) as promulgated by the Appraisal Standards Board of the Appraisal Foundation, the Code of Professional Ethics and the Standards of Professional Appraisal Practice of the Appraisal Institute.
Jackson Aills assisted the undersigned by collecting and confirming market data.

Steven Goldberg, MAI made a personal inspection of the property that is the subject of this appraisal on August 11, 2010. Howard Klahr did not inspect the subject property.
This appraisal was not prepared in conjunction with a request for a specific value or a value within a given range or predicated upon loan approval.
We have the knowledge and experience necessary to perform this appraisal assignment and have extensive experience in the appraisal of similar properties.
As of the date of this appraisal Steven J. Goldberg, MAI has completed the requirements under the continuing education program of the Appraisal Institute.
The use of this report is subject to the requirements of the Appraisal Institute relating to review its duly authorized representatives.
COGENT Realty Advisors, LLC

Signal Pointe Apartments	August 30, 2010
Winter Park, Florida	Page iii
As of the date of this report, Steven J. Goldberg, MAI, CCIM is certified to conduct business in the State of Texas as a General Real Estate Appraiser (TX-1320987G), Howard Klahr is licensed as a Real Estate Broker in the State of Florida (License #BK468339).
COGENT REALTY ADVISORS, LLC

By:	Steven J. Goldberg, MAI, CCIM	By:	Howard Klahr
	Managing Partner		Associate
Licensed Real Estate Broker, State of
Florida (License #BK468339)
COGENT Realty Advisors, LLC

Signal Pointe Apartments	August 30, 2010
Winter Park, Florida	Page iv
BASIC ASSUMPTIONS AND LIMITING CONDITIONS
This appraisal report is subject to the following assumptions and limiting conditions:
1.	No responsibility is assumed for the legal description or for matters including legal or title considerations. Title to the property is assumed to be good and marketable unless otherwise stated.

2.	The property is appraised free and clear of any or all liens or encumbrances unless otherwise stated.

3.	Responsible ownership and competent property management are assumed.

4.	The information furnished by others is believed to be reliable. However, no warranty is given for its accuracy.

5.	All engineering is assumed to be correct. The plot plans and illustrative material in this report are included only to assist the reader in visualizing the property.

6.	It is assumed that there are no hidden or unapparent conditions of the property, subsoil, or structures that render it more or less valuable. No responsibility is assumed for such conditions or for arranging for engineering studies that may be required to discover them.

7.	It is assumed that there is full compliance with all applicable federal, state, and local environmental regulations and laws unless noncompliance is stated, defined, and considered in the appraisal report.

8.	It is assumed that all applicable zoning and use regulations and restrictions have been complied with, unless nonconformity has been stated, defined, and considered in the appraisal report.

9.	It is assumed that all required licenses, certificates of occupancy, consents, or other legislative or administrative authority from any local, state, or national government or private entity or organization have been or can be obtained or renewed for any use on which the value estimate contained in this report is based.

10.	It is assumed that the utilization of the land and improvements is within the boundaries or property lines of the property described and that there is no encroachment or trespass unless noted in the report.

11.	The distribution, if any, of the total valuation in this report between land and improvements applies only under the stated program of utilization. The separate allocations for land and buildings must not be used in conjunction with any other appraisal and are invalid if so used.

12.	Unless otherwise stated, possession of this report, or a copy thereof, does not carry with it the right of publication.

13.	The appraiser, by reason of this appraisal, is not required to give further consultation, testimony, or be in attendance in court with reference to the property in question unless arrangements have been previously made.

14.	Unless otherwise stated, neither all nor any part of the contents of this report (especially any conclusions as to value, the identity of the appraiser, or the firm with which the appraiser is connected) shall be disseminated to the public through advertising, public relations, news, sales, or other media without prior written consent and approval of the appraisers.
COGENT Realty Advisors, LLC

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Winter Park, Florida	Page v
15.	Unless otherwise stated in this report, the existence of hazardous substances, including without limitation asbestos, polychlorinated biphenyls, petroleum leakage, or agricultural chemicals, which may or may not be present on the property, or other environmental conditions, were not called to the attention of nor did the appraiser become aware of such during the appraiser’s inspection. The appraiser has no knowledge of the existence of such materials on or in the property unless otherwise stated. The appraiser, however, is not qualified to test such substances or conditions. If the presence of such substances, such as asbestos, urea formaldehyde foam insulation, or other hazardous substances or environmental conditions, may affect the value of the property, the value is predicated on the assumption that there is no such condition on or in the property or in such proximity thereto that it would cause a loss in value. No responsibility is assumed for any such conditions, or for any expertise or engineering knowledge required to discover them. The client is urged to retain an expert in this field, if desired.

16.	The Americans with Disabilities Act (“ADA”) became effective January 26, 1992. The appraiser has not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property, together with a detailed analysis of the requirements of the ADA, could reveal that the property is not in compliance with one or more of the requirements of the Act. If so, this fact could have a negative effect upon the value of the property. Since the appraiser has no direct evidence relating to this issue, he did not consider possible non-compliance with the requirements of the ADA in estimating the value of the property.

17.	Former personal property items such as kitchen and bathroom appliances are now either permanently affixed to the real estate or are implicitly part of the real estate in that tenants expect the use of such items in exchange for rent and never gain any of the rights of ownership. Furthermore, the intention of the owners is not to remove the articles which are required under the implied or express Warranty of Habitability. The accounting for the short-lived nature of such items is reflected in a reserves for replacement expense category.
EXTRAORDINARY ASSUMPTIONS/SPECIAL CONDITIONS
1.	We have not been provided with a current survey, architectural plans or other specifications for the subject property. Therefore, we have relied upon data obtained from public records, our cursory inspection of the property and client provided rent roll data and floor plans for the purpose of estimating the site and building size and other details pertaining to the existing improvements.

2.	Our inspection of the property comprised an overview of the exterior common areas as well as the interior of a random sampling of individual units. Our analysis is conditioned upon the assumption that the units not inspected are representative of similar condition and layout as the inspected units.

3.	The scope of our inspection of the subject property is limited to a cursory overview for valuation purposes only. All electrical, plumbing, mechanical and structural systems are assumed to be in proper working order. An inspection by a licensed contractor and/or engineer is recommended for further detailed information regarding the condition of the subject property.
COGENT Realty Advisors, LLC

Signal Pointe Apartments	August 30, 2010
Winter Park, Florida	Page vi
SUBJECT PROPERTY PHOTOGRAPHS
View of typical building
Interior view of typical unit – renovated kitchen
COGENT Realty Advisors, LLC

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Winter Park, Florida	Page vii
REGIONAL MAP
COGENT Realty Advisors, LLC

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Winter Park, Florida	Page viii
NEIGHBORHOOD MAP
COGENT Realty Advisors, LLC

Signal Pointe Apartments	August 30, 2010
Winter Park, Florida	Page 1
       SUMMARY OF SALIENT FACTS AND CONCLUSIONS

Date of Value	August 11, 2010

Date of Inspection	August 11, 2010

Property Name	Signal Pointe Apartments

Property Address	2500 Howell Branch Road Winter Park, Florida 32792

Property Location	South side of Howell Branch Road (SR 436), approximately 180 feet west of Semoran Boulevard (SR 436), in unincorporated Seminole County. This places the subject in the southernmost portion of Seminole County in Central Florida, approximately 15 miles northeast of the Orlando Central Business District.

Purpose and Use	Estimate the Market Value of the Fee Simple Interest in the subject property as of August 11, 2010, free and clear of mortgage financing. The appraisal was prepared for Shelter Realty II Corporation to provide a valuation of the property for client’s use in asset evaluation and financial reporting purposes.

Site Size	Irregular shaped site that contains a total of 17.91± acres

Zoning	R-3, Multiple Family Dwelling District by Seminole County

Improvements	The subject is a 368-unit apartment complex originally developed in 1970 and 1972. Additional site improvements include two clubhouses, three pools with surrounding patio/deck areas, a playground, two tennis courts, asphalt paved driveways and surface parking areas, concrete walkways and landscaping. The complex is classified as a Class B apartment community by local market standards. The property was extensively renovated in 2009, is currently operating at stabilized occupancy and is in generally good condition in comparison to substitute properties of similar age and characteristics.

Tax Identification	33-21-30-300-0080-0000 and 33-21-30-300-0090-0000 (Seminole County Property Appraiser’s Office)

Total 2010 “Working” Assessed Value	$13,118,875 (2009 Certified $12,671,877)

Highest and Best Use
As If Vacant	Eventual multifamily development
As Improved	Continued use of the existing improvements
COGENT Realty Advisors, LLC

Signal Pointe Apartments	August 30, 2010
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VALUATION INDICATIONS
Income Capitalization
Stabilized NOI	$2,037,383
Cap Rate	6.75%
Capitalized Value	$30,200,000
Value per Unit	$82,065
Value per Sq Ft	$89.30

Sales Comparison	$30,400,000
Value per Unit	$82,500
Value per Sq Ft	$89.77

Cost Approach	N/A

APPRAISED VALUE	$30,200,000
COGENT Realty Advisors, LLC

Signal Pointe Apartments	August 30, 2010
Winter Park, Florida	Page 3

PREMISES OF THE APPRAISAL

Identification	The subject property consists of a 17.91±-acre site improved with a 368-unit apartment complex known as Signal Pointe Apartments.

The physical address of the property is 2500 Howell Branch Road, Winter Park, Seminole County, Florida. It is noted that the subject is located in an unincorporated area of Seminole County just east of Winter Park and south of Casselberry but maintains a Winter Park address.

The subject property is identified by the Seminole County Property Appraiser as Tax Parcel Numbers 33-21-30-300-0080-0000 and 33-21-30-300-0090-0000.

Sales History of the Subject Property	According to public records, ownership of the subject property is vested in Shelter Properties II. We are not aware of any arms length transfers of ownership within the three-year period prior to the effective date of value. It is our understanding that the subject property is not being listed for sale and we are not aware of any contracts of sale pending as of the date this report was prepared.

Purpose and Scope of the Appraisal	The purpose of the appraisal is to estimate the market value of the subject property free and clear of mortgage financing as of the date of value. It is the intent of the appraisers that the analysis, opinions and conclusions of this report be considered an unbiased, objective investigation performed by a disinterested third party with complete objectivity as to the outcome of the analysis.

According to the Appraisal Institute’s Code of Professional Ethics and Uniform Standards of Professional Appraisal Practice, the scope of the appraisal is cited as “the extent of the process of collecting, confirming, and reporting data” included in an appraisal report. All appropriate data deemed pertinent to the solution of the appraisal problem has been collected and confirmed. In our appraisal of the subject property, we have:

1. Inspected the subject property and its environs.

2. Reviewed demographic and other socioeconomic trends pertaining to the city and region.

3. Examined regional apartment market conditions, with special emphasis on the subject property’s apartment submarket.

4. Investigated lease and sale transactions involving comparable properties in the influencing market.

5.   Reviewed the existing rent roll and discussed the leasing status with the building manager and leasing agent. In addition, we have reviewed the subject property’s recent operating history and those of competing properties.

6. Utilized appropriate appraisal methodology to derive estimates of value.

7. Reconciled the estimates of value into a single value conclusion.
COGENT Realty Advisors, LLC

Signal Pointe Apartments	August 30, 2010
Winter Park, Florida	Page 4

Definition of Market Value	Market Value is defined by the Appraisal Institute, The Dictionary of Real Estate Appraisal, Fourth Edition, Chicago, Illinois, Appraisal Institute, 2002, as:

The most probable price which a specified interest in real property is likely to bring under all of the following conditions:

1. Consummation of a sale occurs as of a specified date.

2. An open and competitive market exists for the property interest appraised.

3. The buyer and seller are each acting prudently and knowledgably.

4. The price is not affected by undue stimulus.

5. The buyer and seller are typically motivated.

6. Both parties are acting in what they consider their best interest.

7. Marketing efforts were adequate and a reasonable time was allowed for exposure in the open market.

8. Payment was made in cash, in U.S. dollars or in terms of financial arrangements comparable thereto.

9. The price represents the normal consideration for the property sold, unaffected by special or creative financing or sales concessions granted by anyone associated with the sale.

Property Rights Appraised	Fee Simple Estate. A Fee Simple Estate is defined in The Dictionary of Real Estate Appraisal, Fourth Edition, Chicago, Illinois, Appraisal Institute, 2002, as:

“Absolute ownership unencumbered by any other interest or estate, subject only to the limitations of the four powers of government (eminent domain, escheat, police power and taxation)”.

Intended Use and Intended User	The intended user of this report is Shelter Realty II Corporation. It is understood that this appraisal will be utilized by the intended user as an aid in asset evaluation and financial reporting. All others reading or relying on this appraisal report are considered unintended users of this appraisal. The appraisal cannot be used for any other reason than that stated above. Should anyone other than the client read or rely on this report, no fiduciary obligation is owed by the appraisers to that party. The appraisers are not responsible for unauthorized use of this report.

This appraisal has been prepared in compliance with the Uniform Standards of Professional Appraisal Practice (USPAP) as promulgated by the Appraisal Standards Board of the Appraisal Foundation as well as the Code of Professional Ethics and Standards of Professional Appraisal Practice of the Appraisal Institute. The presentation of data and results of our analysis are presented in a Self-contained Report format as set forth under Standards Rule 2-2 of the USPAP.

Exposure Period	According to the previously stated definition of Market Value, the property must be allowed a reasonable time to be exposed in the open
COGENT Realty Advisors, LLC

Signal Pointe Apartments	August 30, 2010
Winter Park, Florida	Page 5

market to achieve the appraised value. Exposure is defined by the Appraisal Institute, The Dictionary of Real Estate Appraisal, as:

• The time a property remains on the market.

•     The estimated length of time the property interest being appraised would have been offered on the market prior to the hypothetical consummation of a sale at market value on the effective date of the appraisal; a retrospective estimate based upon an analysis of past events assuming a competitive and open market. Exposure time is always presumed to occur prior to the effective date of the appraisal. The overall concept of reasonable exposure encompasses not only adequate, sufficient and reasonable time but also adequate, sufficient and reasonable effort. Exposure time is different for various types of real estate and value ranges and under various market conditions.

Review of transfer records suggests that there is an active investor market for good quality apartment properties; however marketing times have increased over the past year. Conventional sources of capital are limited in the current economic environment. Mortgage underwriting has become more conservative over the past year and a greater level of equity is now required to obtain financing. This factor has caused overall capitalization rates and investment yields to increase over the recent past and has impacted sales activity for most types of commercial real estate.

We believe that if the subject property were exposed to the market for a reasonable period of time prior to the effective date of this appraisal, which we consider to be a period of up to 12 months, the subject property would transfer at an appropriate price, that is to say, the appraised value. Support for this exposure period is provided by the Korpacz Real Estate Investor Survey Second Quarter 2010, which indicates that marketing times for apartment properties in the national market range from 1 to 18 months. The average marketing time equates to 7.14 months, down from 8.25 months reported one year ago. This marketing period is supported by data in the local market.

We acknowledge that in appraising the property to sell after the aforementioned exposure period, we must place most emphasis on the buyer’s expectations and yield requirements. The value conclusion rendered for the property through implementation of the Income Capitalization Approach has been accorded most significance as this technique most closely emulates buyer’s expectations and yield requirements. The market value estimate concluded herein assumes an exposure and marketing period of up to 12 months has occurred.
COGENT Realty Advisors, LLC

Signal Pointe Apartments	August 30, 2010
Winter Park, Florida	Page 6

REGIONAL AND AREA ANALYSIS

Introduction	Real estate values reflect the influence of four primary forces that motivate human activity; social trends, economic conditions, governmental policies and environmental factors. The purpose of the city data synopsis is to describe and analyze the area within which the interactions of the four major forces influence properties similar to the subject. This section will further analyze past trends for insight into possible future trends affecting the value of real estate.

The subject property is located within the Orlando-Kissimmee Metropolitan Statistical Area (MSA), which includes the four counties of Orange, Lake, Seminole and Osceola. The four county MSA covers approximately 3,872 square miles.

Orlando is situated approximately 150 miles south of the Florida/Georgia border, 45 miles west of the Atlantic Ocean Coast, 75 miles east of the Gulf of Mexico Coast, and 250 miles north of the Florida Keys at the southern tip of the state.

Relevant socioeconomic characteristics of the area include the following: population, income, employment, transportation, and quality of life issues.

Population	According to the U.S Census Bureau, the Orlando-Kissimmee MSA had a 2009 population of 2,082,421. All of the counties within the Orlando-Kissimmee MSA experienced positive population growth from 2000 to 2009. According Dermographicsnow.com, the populating growth for the Orlando-Kissimmee MSA is projected to increase by 10.8% between 2009 and 2014. The following table illustrates the population statistics for the Orlando-Kissimmee MSA.
HISTORICAL POPULATION

			% Change
	2000	2009	2000-2009
Orlando-Kissimmee, FL	1,644,561	2,082,421	26.6%
Lake County, FL	210,528	312,119	48.3%
Orange County, FL	896,344	1,086,480	21.2%
Osceola County, FL	172,493	270,618	56.9%
Seminole County, FL	365,196	413,204	13.1%

Source:	U.S Census Bureau

Economy	The Orlando MSA boasts several leading global and national employers. Although tourism has historically played a major role in the Orlando economy, telecommunications, biotechnology, and other high tech industries are rapidly growing segments of the local economy. This sector includes major employers such as Lockheed Martin, Sprint, AT&T Wireless, BellSouth, and Siemens along with the traditional tourism related employers of Walt Disney World, Universal Studios Florida, and Sea World of Florida. Major employers also include Florida Hospital and Orlando Regional Healthcare System.
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Winter Park, Florida	Page 7

The following table illustrates the Orlando- Kissimmee MSA historical employment trends.
ORLANDO, MSA EMPLOYMENT TRENDS

	Employment		Unemployment
Date	Total	% Change Year Ago	% Rate	Unit Change Year Ago
2005	971,929	5.5	3.5	-0.9
2006	1,017,772	4.7	3.1	-0.4
2007	1,052,364	3.4	3.8	0.6
2008	1,055,275	0.3	5.9	2.1
2009	1,001,296	-5.1	10.5	4.6

Monthly Data

2010-Jan	971,742	-3.9	12.6	3.7
Feb	969,841	-3.7	12.6	3.3
Mar	983,217	-2.1	12.1	2.6
Apr	989,287	-1.8	11.4	2.0
May	992,552	-1.4	11.1	1.1
Jun	997,483	-0.5	11.4	0.8

Source:	U.S. Bureau of Labor Statistics and Florida Agency for Workforce Innovation

The unemployment rate in the Orlando-Kissimmee MSA has been generally similar to that of Florida State. This trend has continued through to present day. Beginning in 2008, as the national economy began to slip into a recession, the unemployment rates in Florida, as well as the Orlando-Kissimmee MSA, have exceeded the US national average rates.

Total employment stands at approximately 983,000 workers for the Orlando area. The subject’s MSA unemployment rate of 11.4 percent as of June 2010 was similar to the state unemployment rate and higher than the national unemployment rates of 11.6 and 9.7 percent, respectively. The majority of the MSA workforce is employed in the Leisure and Hospitality sector. Other major employment sectors include Trade, Transportation and Utilities.

The pace of layoffs continues to ease. According to CB Richard Ellis, the Orlando region is forecast to gain more than 161,000 jobs over the next five years.

Transportation	The Orlando International Airport services the surrounding MSA and is located within Orange County. Major thoroughfares in the area include Interstate 4 which runs from Interstate 275 in Tampa to Interstate 95 in Daytona Beach. “Florida’s Turnpike” a north–south toll road services the area and runs 312 miles through 11 counties in the Florida peninsula.

Other major state roadways include U.S. 441, 17/92, 27 and 192. Toll roads include State Road 528, State Road 408 and State Road 417 (SR 417), a 100-mile beltway encircling Metro Orlando. State Road 417, also
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Winter Park, Florida	Page 8

known as the Central Florida GreeneWay, Southern Connector and Seminole Expressway (depending on the location), is a tolled freeway forming the eastern beltway around the city of Orlando. The 12.5-mile Osceola Parkway links the international airport to major attractions and a half dozen regional arterial highways.

Conclusion	The employment sectors in the MSA are generally diverse. The largest employment sectors being Leisure and Hospitality, Trade, Transportation and Utilities; and Professional and Business Services. The declining workforce and escalating unemployment rates are indications of an economy faced with challenges.

Given the current national turmoil in the credit markets and the national economic recession, the challenges faced by the region are not atypical. The decrease in the workforce and the rise in unemployment in the region are largely attributed to the national economic condition. However, as much of the Orlando MSA economy is centered around tourism, the MSA’s recovery is expected to lag that of the nation.

Overall, the economic outlook for the region suggests modest declines for the near term, but positive growth over the longer term. Unemployment is on an upward trend and is forecast to increase over the near term, but given the area’s varied employment base, the long term perspective is positive. Even with a short-term downturn, total population is projected to increase slightly.

Based on this analysis, it is anticipated that Seminole County should fair better than many areas within the state and most parts of the country, but will nevertheless suffer some near term declines. Long term, the County should experience growth and increasing property values.
COGENT Realty Advisors, LLC

Signal Pointe Apartments	August 30, 2010
Winter Park, Florida	Page 9

NEIGHBORHOOD ANALYSIS

The Appraisal of Real Estate defines a neighborhood as “a group of complimentary land uses". A neighborhood should be distinguished from a district, which is defined as “a type of neighborhood that is characterized by homogenous land use". A neighborhood will contain land uses complimentary to one another. For example, predominantly residential neighborhoods typically contain some commercial properties that provide services for local residents. The boundaries of a neighborhood can be physical such as a lake, stream or major highway or they may be less easily discernible such as changes in prevailing land use or occupant characteristics.

Location	The subject property is situated south side of Howell Branch Road, approximately 180 feet west of Semoran Boulevard (SR 436), in unincorporated Seminole County. This places the subject between the suburban communities of Winter Park and Casselberry, approximately 15 miles northeast of the Orlando Central Business District. The southernmost boundary of the City of Casselberry runs along Semoran Boulevard while the easternmost boundary of Winter Park runs along Lake Howard Road, just west of the subject property. Although technically outside the city limits, the subject property maintains a Winter Park address.

The subject’s neighborhood may be defined as the land area within the boundaries of US-92 to the west, Semoran Boulevard to the north and east and Aloma Avenue to the south. The land uses within the defined neighborhood are complementary and best characterized as an established and mature residential district with supporting retail and commercial uses. The subject property is situated in the central sector of the defined neighborhood boundaries.

Land uses	The subject neighborhood consists primarily of mature and established residential district. Commercial uses are situated primarily along the frontage of the arterial roadways and some secondary thoroughfares. Significant developments, employment centers and educational facilities within or near the subject’s market area include Rollins College, Full Sail University, UCF, Valencia Community College and Florida Hospital of Health Sciences. Cultural and recreational facilities include Lake Maitland, Lake Oceola, Interlachen Country Club, Cady Way Park, Mead Gardens, Harry P. Leu Gardens and the Charles Hosmer Morse Museum of American Art. Nearby shopping malls includes Winter Park Village, Altamonte Mall and the Fashion Square Mall.

The Greeneway Interchange District (GID) is located just outside the neighborhood’s northeast boundaries at the juncture of State Road 417 and State Road 434. The GID is a mixed-use zoning district intended to attract higher density residential and commercial enterprises. The GID is expected to become a premier employment center with professional office buildings, conference facility and hotel. Close to 200 acres of developable land is available.
COGENT Realty Advisors, LLC

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Winter Park, Florida	Page 10

The single-family component comprises approximately 50% of the neighborhood’s land use. The single family housing stock in the immediate area is of average to good quality and appears to have been built from the late 1960s through the early 1990s. The subject neighborhood is a mature area that has proven to be a desirable residential location as a result of its north-central location in the Orlando region and proximity to regional transportation routes, employment centers, community services and entertainment venues.

Multifamily housing comprises approximately 20% of the neighborhood’s land use. Competitive multifamily projects are situated throughout the subject neighborhood, primarily along the heavier traveled streets. Primarily developed in the 1970s through 1990s the quality and condition of the multifamily housing is considered average. Typical competitive developments consist of two-story garden-style buildings with average community and unit amenities.

Commercial uses consist primarily of retail strip shopping centers, commercial buildings, auto service and sales facilities and restaurants located along US 92, Aloma Avenue and Semoran Boulevard. There are also several museums and galleries located in downtown Winter Park as well as cafés, bistros, upscale specialty shops and boutiques.

Access	Primary access to the subject neighborhood is provided by US 92, the main commercial corridor, and Semoran Boulevard (SR 436), the northwest portion of the Orlando area inner beltway. Semoran Boulevard is a six-lane, divided arterial roadway that traverses through the neighborhood in a northwest to southeast orientation. Interstate I-4 is approximately five miles to the west.

The Orlando International Airport is approximately 15 miles south of the neighborhood. The expanding Orlando Sanford International Airport is approximately 12 miles to the northeast.

Schools/ Services	The neighborhood is located within the Seminole County School District. Local schools include English Estates Elementary School, Tuskawilla Middle School and Lake Howell High School. Colleges nearby include Everglades University-Altamonte Springs, Valencia Community College, University of Central Florida-Casselberry and University of Florida - Apopka.

Community services in the neighborhood include police and fire protection provided by Seminole County. All utility services are available in the neighborhood. Regional medical facilities are conveniently located throughout the Orlando metropolitan area and easily accessible from the subject’s neighborhood.

Demographics	Over the past 10-20 years, the population of the area has grown at a significant pace. According to the University of Florida, Bureau of Economic & Business Research, The 2008 population estimate for the Winter Park was 34,390. Family income throughout Seminole County
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ranks among the highest in Florida over the past few decades. The tax base grew from $774,000,000 in Fiscal Year 2000 to $1,326,200,000 in Fiscal Year 2010, an increase of over 71%. Despite the current economic downturn, the City of Casselberry has continued a moderate but respectable growth pattern through new construction and annexations.

Conclusion	In summary, the subject neighborhood is a centrally located, stable and established residential area that offers good access to other parts of the metropolitan area. The neighborhood is adequately serviced by public utilities, services and community facilities. There appears to be no detrimental influences upon the neighborhood which would inhibit the income-producing capabilities of the subject property. The long-term prospects for the neighborhood and the subject property are positive.
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Signal Pointe Apartments	August 30, 2010
Winter Park, Florida	Page 12
SITE ANALYSIS

Location	The subject property is situated along the south side of Howell Branch Road (SR 436), approximately 180 feet west of Semoran Boulevard (SR 436), in unincorporated Seminole County. This places the subject between the suburban communities of Winter Park and Casselberry, approximately 10 miles northeast of the Orlando Central Business District.

The physical address of the property is 2500 Howell Branch Road, Winter Park, Florida 32792.

Site Area	The total land area equates to 17.91± acres, or approximately 780,160 square feet.

Street Frontage	The subject site is afforded with an adequate amount of frontage along the south side of Howell Branch Road.

Accessibility/Visibility	Ingress and egress to the property is via access points onto Seaport Circle and Sorrento Circle off of Howell Branch Road. Seaport Circle, Sorrento Circle, Harbor Light and Nautical Way are interior streets within the subject property. The buildings are at street grade and visible to passing traffic.

Topography	The site is generally level and on grade with the bounding streets and adjoining properties.

Shape	The parcel is irregular in shape. The size, shape, and configuration of the subject property provide a functional layout, which is similar to competitors.

Excess/Surplus Land	Traffic circulation throughout the property and an adequate number of parking spaces is provided on asphalt paved drives and surface lots. Building setbacks allow for landscaped buffers, similar to surrounding properties. There does not appear to be excess or surplus land.

Utilities	All customary municipal services and utility hookups are provided.

Soil Information	No adverse conditions were readily apparent.

Flood Information	The subject property is not situated in a flood hazard area according to FEMA Map 12117C-0165F dated September 28, 2007.

Zoning	The subject site is currently zoned R-3, Multiple Family Dwelling District by Seminole County. The R-3 zoning district is intended to accommodate multifamily residential development with a maximum density of 13 units per acre with county approval. Multifamily is the intended and permitted use. Conditional uses, including various community facilities, are allowable only if approved by the country.

The subject property, built to a density of 20.5 units per acre exceeds the current maximum allowed density and is “grandfathered” as an allowed but non-conforming use of the site. However, a review of the complete
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Winter Park, Florida	Page 13

text of the zoning code, as well as other applicable ordinances and development regulations is recommended.

Easements and Encroachments	Although we were not provided a current title report to review, we are not aware of any easements, encumbrances, or restrictions that would adversely affect the use of the site. A title search is recommended to determine whether any adverse conditions exist. We are not aware of any type of development moratorium that would affect the property.

We were not provided with a recent survey for the subject development. Our inspection of the subject property did not reveal any apparent adverse encroachments based solely on visual observations. An updated survey is recommended for final determination.

No title report or survey showing the location of easements was provided in connection with this assignment. Thus, it is not possible to make a definitive conclusion regarding any potential impacts on value of the location of any such easements or encroachments. Visual observations of the site revealed no adverse easements or encroachments. It appears as though the site is encumbered by utility and access easements typical of a developed site. It is specifically assumed that any easements, restrictions or encroachments that might appear against the title would have no adverse impact on marketability or value.

Environmental	No readily observable adverse environmental site conditions were noted. No environmental reports were provided for review. The current improvements were originally constructed prior to 1978 and therefore may have components which contain lead based paint and/or asbestos. We have assumed for the purpose of this analysis that the value of the property is not negatively influenced by this factor. As we are not experts within this area, an inspection by properly licensed and or certified environmental consultant is recommended.

Improvements	There are 26 apartment buildings, a free-standing one-story building housing the on-site management/leasing office, two clubhouse buildings utilized as a business center/game room and fitness center, three outdoor in-ground pools, open asphalt paved surface parking areas and internal paved drives.

Conclusions	The site attributes are well suited for the existing development and use.
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Winter Park, Florida	Page 14
PLAT MAP
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Winter Park, Florida	Page 15

IMPROVEMENT ANALYSIS

Year Built/Renovated	The subject property was originally constructed in 1970 and 1972 as a garden-style apartment complex. The property was extensively renovated within the recent past. The renovation began in 2009 and was completed in early 2010. According to the owner, the cost of the renovation totaled approximately $15,433,000 or $41,938 per unit.

The renovation included significant upgrades to the interior and exterior portions of the buildings. Interior upgrades include: dwelling unit baths were modernized with maple cabinets, extended vanities, curved shower rods and brushed nickel accents; installation of washer/dryer connections (to all units that previously did not have this feature) and energy-saving washer and dryer units; kitchens were updated/modernized with installation of energy-saving GE appliances, including built-in microwave and refrigerator with ice maker, designer countertops and maple cabinets; floor covering was replaced, walls were painted and light fixtures replaced; clubhouse interiors were renovated with new paint and floor covering and new fitness equipment and furnishings were installed. Exterior updates and renovations include: wood siding was replaced with cement board siding and trim; building exteriors were painted; most windows were replaced with energy-efficient units; air conditioning condensing units and air handlers were replaced as needed; parking area was patched as need and resealed; new exterior fencing was added; barbecue areas were updated and a new dog park was added.

Layout & Configuration	The complex consists of a total of 368 apartment units within 26 two-story residential buildings. The buildings have exterior access to individual apartments. The buildings are sited along internal drives that are integrated with the parking and landscape areas. The total net rentable area of the property equates to 338,054 square feet, which suggests an average unit size of 919 square feet.

Leasable Area/Unit Mix	The following chart summarizes the unit mix and sizes of the various floor plans at the subject property as indicated by a review of client provided rent roll data and floor plans.
UNIT MIX AND FLOOR AREAS

Type	Mix	Size	Total Area
1 Bedroom / 1 Bath	48	520	24,960
1 Bedroom / 1 Bath	32	690	22,080
1 Bedroom / 1 Bath	64	720	46,080
1 Bedroom / 1 Bath	2	737	1,474
2 Bedroom / 1 Bath	30	925	27,750
2 Bedroom / 1 Bath	64	975	62,400
2 Bedroom / 2 Bath	14	1,015	14,210
2 Bedroom / 2 Bath	8	1,065	8,520
2 Bedroom / 2 Bath	38	1,150	43,700
2 Bedroom / 2 Bath	4	1,200	4,800
3 Bedroom / 2 Bath	48	1,270	60,960
3 Bedroom / 2 Bath	16	1,320	21,120

Totals/Averages	368	919	338,054

Source:	Client provided rent roll data; compiled by CRA
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Winter Park, Florida	Page 16

The property contains 146 one-bedroom apartments, 158 two-bedroom apartments and 64 three-bedroom apartments. As of the date of inspection, on site management indicated a physical occupancy of 97.6%.

Floor Plans	As indicated, the property offers a variety of one, two and three-bedroom floor plans, which is typical of the market. Each floor plan provides a living room off of an entry foyer, a dining room off the kitchen and bedroom(s) with ample access to the bath(s).

EXTERIOR
Structure	The foundations are reinforced concrete slabs, on grade. The building structure is wood.

Exteriors	Cement board siding and trim and brick veneer accents.

Floors	The floors are constructed of reinforced concrete slabs with carpet or vinyl covering. The ceiling height is approximately 8 feet.

Windows	Individual unit windows are single pane glass set in aluminum frames. Entry doors are metal set in metal frames. Sliding glass doors provide access to the porches or balconies.

Roof	The buildings have pitched roofs with composition shingle cover. The attic area provides ventilation and is not readily accessible to tenants.

INTERIOR FINISHES
Walls and Ceilings	Textured and painted drywall.

Flooring	Wall-to-wall carpeting throughout except for sheet vinyl in bathrooms, kitchens and unit entry areas.

Kitchens	Updated appliance package consisting of a refrigerator/freezer, electric range with oven, microwave oven, dishwasher and garbage disposal. Cabinets are stained wood.

Bathrooms	Shower/tub, toilet, vanity with sink and mirrored medicine cabinet. Tubs are modular vinyl units.

MECHANICAL SYSTEMS
HVAC	Air and heat is provided by individual split systems with exterior condensers. Tenants are responsible for their own utility charges. The system is similar to competing properties.

Electric Service	Adequate electric service is provided. Each apartment has a separate panel.

Plumbing	Apartment-grade plumbing systems are installed. Each unit is serviced by an individual electric water heater. Water and sewer charges are billed to tenants separately by the property based on a separate billing system.
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Winter Park, Florida	Page 17

Fire Protection	The property does not have fire sprinklers, however, there are smoke detectors and pull stations. This is typical for this vintage property in the market.

Security	Each unit may be wired for security. Monitoring is at tenant’s expense.

ANCILLARY AREAS
Storage Spaces	No additional storage lockers are provided.

Loading Facilities	Tenant moving occurs from the parking lot. The internal drives are accessible to moving vans.

Landscaping	Landscaping is adequate and consists of mature vegetation. Native trees and shrubs are plentiful throughout the common areas and between buildings.

Parking	The internal drives incorporate the surface parking lots. There appears to be an adequate number of parking spaces provided. The drives and parking lots are asphalt paved.

Amenities	Amenities include perimeter fencing and gated entrance, three swimming pools, playground, tennis courts, barbecue areas and two clubhouses. Clubhouse amenities include a wine tasting room, golf simulator, billiards and a fitness center with yoga room.

FF&E Personal Property	The subject property has office furnishings and equipment for the staff at the management/leasing office, furnishings in the clubrooms and various chairs and tables for the pool decks. Kitchen appliances are also part of personal property. The FF&E are similar to competitive properties.

CONDITION/MAINTENANCE
Exterior	Good condition. Overall maintenance appears adequate.

Roof	Good to average condition. No roof leaks were reported.

Interiors	Good condition. Overall maintenance appears adequate.

Common Area Amenities	Good condition. Overall maintenance appears adequate.

Sidewalks & Paving	Good condition. Overall maintenance appears adequate with patching and repairs to areas of the site.

Landscaping	Good condition. Overall maintenance appears adequate.

Environmental Conditions	No readily observable adverse conditions were noted during the site visit. However, the subject improvements were originally constructed prior to 1978 and therefore may comprise components that contain lead based paint and/or asbestos materials. It is understood that asbestos material in the ceiling finish was removed as part of the recent renovation. We recommend that anyone desiring further information retain an appropriately licensed/trained/certified inspector.
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Signal Pointe Apartments	August 30, 2010
Winter Park, Florida	Page 18
ELEMENTS OF DEPRECIATION

Based on our field inspection, we note that some elements of depreciation are present at the subject property.

Physical Deterioration	The Seminole County Property Appraiser records indicate that the subject improvements were originally constructed in 1970 and 1972. The overall physical condition is good due to its recent renovation and adequate maintenance levels.

Physical deterioration is primarily limited to general aging and normal wear and tear. According to Marshall Valuation Service, buildings similar to the subject property have an economic life of approximately 50 years. The actual average age of the property is estimated at 39 years. As a result of the recent renovation, the effective age is estimated to be less than the actual age of the improvements. The effective age is estimated at approximately 20 to 25 years suggesting a remaining economic life of 25 to 30 years.

Capital Improvements	A review of the subject operating statements and budget indicate that an adequate amount of capital expenditures are spent annually so as to maintain the habitability of the apartments. No extra-ordinary future expenditures were reported or observed to be required.

Functional Obsolescence	The subject property represents standard design, systems and floor plans consistent with traditional garden style apartment complexes. The property operates at rental rates and occupancy levels that are consistent with that of other similar properties within the influencing market, attesting to its functional adequacy and market acceptance. Considering these factors, no adjustment for functional obsolescence is required.

External Obsolescence	External obsolescence is a loss in value resulting from conditions that are present outside the subject property and is usually incurable. No site-specific external obsolescence was noted. Adjacent properties and nearby uses benefit the subject property. However, external obsolescence attributable to current market conditions is applicable.

Conclusions	The subject improvements were recently renovated, are in good physical condition, have adequate functional utility, conform well to the general character of the neighborhood and are generally similar to competitors.
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Signal Pointe Apartments	August 30, 2010
Winter Park, Florida	Page 19
REAL ESTATE ASSESSMENTS AND TAXES

Assessor’s Identification	The subject property is identified by the Seminole County Property Appraiser by Tax Parcel Identification Numbers 33-21-30-300-0080-0000 and 33-21-30-300-0090-0000.

Overview	Real property taxes are based on multiplying the “Assessment”, which is 100% of the “Fair Market Value” (FMV) as determined by the Seminole County Property Appraiser, and the Tax Rate, which is determined by municipal, county administration, county school board budgets, several other taxing districts/authorities and also several bond issues.

The tax year is based on a calendar year, payable in arrears. The FMV is supposed to reflect total property value as of January 1 of each year. The Tax Rate is typically determined after the assessments have been finalized in July and prior to billing in September. Although payment is due without penalty by March 31 of the following year, discounts up to 4% are available by making payment in November which results in a decrease of 1% per month through February.

The assessor can use all three of the standard appraisal methods to establish an equitable FMV. Although a property’s assessment is not automatically changed upon sale, the sales price would be considered and included in the general market pricing trend during subsequent revaluations. The assessor has the authority to re-evaluate property annually.

Unincorporated County residents must pay for county, county bond, school, school bond, fire, road and St. John’s Water Management District (JWM). They may also include assessments such as, street lighting, solid waste and others. The subject property is under the taxing jurisdiction of Seminole County School District, Seminole County JWM, Seminole County General Fund and Seminole County Bonds.

Assessments	The subject’s total 2010 “Working Value” assessment of $13,118,875 represents a 3.5% increase over the 2009 certified assessment of $12,671,877. It is noted that the 2010 Working Value is subject to change prior to mailing the 2010 Notice of Proposed Property Taxes in August 2010. The subject’s assessment is appropriately aligned with the assessments exhibited by similar properties within the vicinity.

Property Tax Abatement	The subject property does not participate in any property tax abatement programs.

Tax Rate	Tax rates have remained relatively stable reflecting modest declines over the past several years. This trend, however, is in part related to the general increases experienced on assessed values throughout the county. In light of recent declines in economic and market conditions, rates are expected to begin increasing as assessed values have begun to decline.

According to the subject’s Notice of Proposed Property Taxes dated August 20, 2010, combined with all other taxing authorities in Seminole
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Winter Park, Florida	Page 20

County, the Proposed Fiscal Year 2010 millage for the county is 17.2686 per $1,000, assuming no budget change is made. Assuming that a proposed budget change is made, the Proposed Fiscal Year 2010 millage tax rate is 15.7274 per $1,000, slightly higher than the 2009 rate of 15.6245 per $1,000. Based on these two scenarios, the subject’s total 2010 taxes will equated to either $226,545, or $206,326, depending on county budget changes.

Non-Ad Valorem Assessments	In addition to the various taxing authorities who comprise the combined millage rate listed above; there are also non ad valorem assessments. The establishment of non ad valorem assessments is intended to ensure that low and no valued properties contribute toward various municipal and other government provided services. Currently, there are no Non-Ad Valorem assessments applicable to the subject property.

Real Estate Tax Projection	The value concluded for the property in this appraisal is considerably higher than the current assessment. As the definition of market value inherently considers the sale of the property at the concluded value and said value would be considered in the assessment process, the real estate tax calculation is predicated on an assessed value equivalent to the concluded market value estimate, less applicable costs of sale. The indicated market value produced within the Sales Comparison Approach of this report of $30,400,000, reduced by a 20% cost of sale results in an estimated assessment of approximately $24,320,000.

Utilizing the two rate scenarios previously discussed and the estimated assessment of $24,320,000, a gross ad valorem tax liability ranging from $382,000 to $420,000 is indicated. These amounts are reduced by 4% to reflect the early payment discount, yielding the net tax liability ranging from approximately $367,000 to $403,000. Reconciling the possible tax scenarios, an estimate of $385,000, rounded, is derived.
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Signal Pointe Apartments	August 30, 2010
Winter Park, Florida	Page 21

APARTMENT MARKET ANALYSIS

Introduction	The following apartment market analysis is designed to provide the reader an understanding of the Orlando area apartment market and the local submarket within which the subject property competes. The source of data available to the appraisers include Marcus & Millichap Research Services (Third Quarter 2010), Real Data, which publishes Apartment Reports for the metro areas in the Southeast, and CB Richard Ellis’ MarketView for Multi-Housing (January 2010).

Local Market Overview	Overall market conditions in the Orlando apartment sector remains soft, with vacancy rising and rents falling. Some positive trends have started to appear, although some impediments may clutter the path to a quick and uncomplicated recovery in property fundamentals.

Vacancy declined in the first two quarters of 2010 as job growth resumed and some former homeowners found refuge in rental housing. Single- family home foreclosures remain elevated in Orlando, so the ongoing migration of homeowners will continue to bolster apartment demand. A tentative pace of hiring in private employment sectors, however, will maintain household creation below historical trends. Relocations from other regions, a key driver of tenant demand in the second half of most calendar years, will remain weak as the soft housing market and few job openings force many households to stay put. While vacancy declined so far in 2010, rents also fell, signaling the continued use of incentives at many properties, a trend that will remain in place until more normal economic and household growth patterns are restored.

Construction constitutes another positive trend as building activity slows and permitting sits at an extreme low. While a hiatus in rental construction may be regarded as a positive trend, a significant pipeline of stalled, planned projects and shadow stock in some submarkets represent potential concerns as a recovery progresses.

The follow table summarizes Orlando’s history trend and forecast.
ORLANDO ANNUAL HISTORY & FORECAST: 2000 — 2014

	Rentable	Rentable	Vacancy	Net Absorption	Rent Index	Rent
Year	Inventory (units)	Completions (Units)	Rate (%)	(units)	($/unit)	Inflation (%)

2000	127,085	11,262	5.5	10,708	716.1	2.3
2001	136,369	9,284	6.2	6,715	736.98	2.9
2002	143,681	7,312	7.3	5,454	733.51	-0.5
2003	150,402	6,721	7.8	6,329	733.91	0.1
2004	155,955	5,553	5.0	11,598	758.63	3.4
2005	161,755	5,800	2.8	7,164	811.91	7.0
2006	168,932	7,177	3.1	3,714	862.55	6.2
2007	175,533	6,601	5.3	4,988	852.01	-1.2
2008	181,566	6,033	8.1	-1,270	842.04	-1.2
2009	185,836	4,270	9.9	2,272	815.01	-3.2

Forecast

2010	186,589	753	8.9	4,282	811.02	-0.5
2011	186,902	313	6.9	3,705	828.34	2.1
2012	188,729	1,826	5.6	3,578	857.74	3.5
2013	192,478	3,749	5.1	4,116	890.86	3.9
2014	197,736	5,257	5.1	4,763	923.24	3.6
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Winter Park, Florida	Page 22

As indicated, the short-term forecast calls for overall improvement in vacancies and rental rate through 2011. Total net absorption is forecasted to be positive 4,273 units, out-pacing supply during the same period. By year-end 2010, the annualized vacancy rate is expected to be 8.9% while rents are forecasted to decline to an average of $811.02 per unit per month compared to the current average market rent of $819.12 per unit.

For investors, the Orlando market continues to offer long-term potential for solid returns and asset appreciation, despite the near-term challenges. Projected growth in the prime renter cohort will elevate tenant demand, while an eventual stabilization of housing markets in the Midwest and Northeast will gradually restore typical relocation patterns to the Orlando area. Currently, however, soft fundamentals continue to weigh on NOIs, pushing down values and creating distress. Large investors have been active recently, targeting well-located properties with solid demand drivers. Out-of-state investors also continue to play a large role, accounting for 75% of the dollar volume of deals executed in the past year.

Rents, which have declined on a year-over-year basis for the last three years, appear to have stabilized, and are forecast to show significant improvement thereafter increasing 13.3% by 2014. Concessions remain prevalent in most submarkets, however they declined over the past two quarters. With no new supply in the pipeline and job growth expected again this year, Orlando seems poised for a strong recovery.

Strong demand and a slow development pipeline helped the vacancy rate in Orlando improve. Rents continue to decline in response to a faltering job market. Half of all communities are offering some type of rent concession. Rents have steadily declined for the past two years which has pushed the average rent in Orlando down to $810 per month. The development pipeline has nearly ground to a halt. Construction is finishing up on two communities and no new projects started in the past six months.

Submarket Analysis	The subject is located within the Maitland/Winter Park East Altamonte/Casselberry submarket which is one of 10 submarket areas defined by the Marcus & Millichap report. The East Altamonte/Casselberry submarket reported a vacancy rate of 8.0%, as of the 3rd Quarter 2010, up from 7.8% from one year ago. Effective rental rates in the subject market had been on a declining trend over the past two years. The East Altamonte/Casselberry reported an average effective rental rate of $718 per unit at the end of the 3rd Quarter 2010, down 6.5% from the same period 2009. Demand for both Class A and Class B/C units have improved in East Altamonte/Casselberry over the past year, pushing down overall vacancy.

Overall, the factors attributed to the performance of properties within this submarket as compared to others within the region include a stable supply of existing units with no additional apartment projects on the near term horizon. Supply and demand factors indicate that in the short term,
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Winter Park, Florida	Page 23

the apartment market is likely to reflect an increase in the net absorption of apartment units. This should have a positive impact on the subject. As a result, the subject market area is considered to be generally stable overall and that continued growth should reflect general population and economic trends within the market into the foreseeable future.
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Signal Pointe Apartments	August 30, 2010
Winter Park, Florida	Page 24

MARKET RENT ANALYSIS

Subject Property Leasing	A March 2010 Rent Roll was provided for the subject. The asking rents are summarized in the following table. It should be noted that these rents are the average asking rents only and not the rents currently being paid.
SUBJECT CURRENT ASKING RENT SUMMARY

Type	Mix	Size	Total Area	Average Rent	Rent/SF	Total Rent

1 Bedroom / 1 Bath	48	520	24,960	$719	$1.38	$34,512
1 Bedroom / 1 Bath	32	690	22,080	$729	$1.06	$23,328
1 Bedroom / 1 Bath	64	720	46,080	$811	$1.13	$51,904
1 Bedroom / 1 Bath	2	737	1,474	$799	$1.08	$1,598
2 Bedroom / 1 Bath	30	925	27,750	$882	$0.95	$26,460
2 Bedroom / 1 Bath	64	975	62,400	$914	$0.94	$58,496
2 Bedroom / 2 Bath	14	1,015	14,210	$955	$0.94	$13,370
2 Bedroom / 2 Bath	8	1,065	8,520	$959	$0.90	$7,672
2 Bedroom / 2 Bath	38	1,150	43,700	$957	$0.83	$36,366
2 Bedroom / 2 Bath	4	1,200	4,800	$959	$0.80	$3,836
3 Bedroom / 2 Bath	48	1,270	60,960	$1,075	$0.85	$51,600
3 Bedroom / 2 Bath	16	1,320	21,120	$1,058	$0.80	$16,928

Totals/Averages	368	919	338,054	$886	$0.96	$326,070

Competitive Set	In order to determine the market rent for the subject’s apartment units, a survey of comparable apartment complexes considered most similar to the subject was conducted. The subject competes with a number of properties in the area. Due to the large size of the submarket, we included a representative sample of the competitive properties. All of the properties are in close proximity of the subject and define the range of property, unit types and rental rates available in the immediate area. The information regarding the rent comparables was obtained through physical inspections and direct interviews of rental agents and property managers. The following map illustrates the location of the comparable properties in relation to the subject. Data sheets summarizing details of the subject and comparable properties follow the map.
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COMPARABLE RENTAL MAP
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Winter Park, Florida	Page 26

SUBJECT PROPERTY	Signal Pointe
2500 Howell Branch Road
Winter Park, Florida

Units	368

Year Built / Renovated	1970 and 1972; Renovated in 2010

Occupancy	98%

Amenities	Amenities include perimeter fencing and gated entrance, three swimming pools, playground, tennis courts, barbecue areas and two clubhouses. Clubhouse amenities include a wine tasting room, golf simulator, billiards and a fitness center with yoga room.

Concessions	Move in specials on selected units on an as needed basis.
RENTAL DATA

Type	Mix	Size	Total Area	Average Rent	Rent/SF	Total Rent

1 Bedroom / 1 Bath	48	520	24,960	$719	$1.38	$34,512
1 Bedroom / 1 Bath	32	690	22,080	$729	$1.06	$23,328
1 Bedroom / 1 Bath	64	720	46,080	$811	$1.13	$51,904
1 Bedroom / 1 Bath	2	737	1,474	$799	$1.08	$1,598
2 Bedroom / 1 Bath	30	925	27,750	$882	$0.95	$26,460
2 Bedroom / 1 Bath	64	975	62,400	$914	$0.94	$58,496
2 Bedroom / 2 Bath	14	1,015	14,210	$955	$0.94	$13,370
2 Bedroom / 2 Bath	8	1,065	8,520	$959	$0.90	$7,672
2 Bedroom / 2 Bath	38	1,150	43,700	$957	$0.83	$36,366
2 Bedroom / 2 Bath	4	1,200	4,800	$959	$0.80	$3,836
3 Bedroom / 2 Bath	48	1,270	60,960	$1,075	$0.85	$51,600
3 Bedroom / 2 Bath	16	1,320	21,120	$1,058	$0.80	$16,928

Totals/Averages	368	919	338,054	$886	$0.96	$326,070
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Winter Park, Florida	Page 27

COMPARABLE RENTAL 1	Bishop Park
3250 Bishop Park Drive
Winter Park

Units	324

Year Built / Renovated	1991

Occupancy	95%

Amenities	Electric kitchen appliances, walk-in closets, patio/balcony, ceiling fans and garden tubs (some units). Complex amenities include common laundry facilities, outdoor pool with surrounding patio/deck area, fitness center, basketball court and clubhouse.

Concessions	Rent Changes Daily
RENTAL DATA

Type	Mix	Size	Total Area	Rent	Rent/SF	Total Rent

1 Bedroom/1 Bath	36	660	23,760	$630	$0.95	$22,680
1 Bedroom/1 Bath	112	770	86,240	$715	$0.93	$80,080
1 Bedroom/1 Bath Den	39	920	35,880	$775	$0.84	$30,225
2 Bedroom/2 Bath	137	1,100	150,700	$810	$0.74	$110,970

Totals/Averages	324	915	296,580	$753	$0.82	$243,955

Comments	Property is located approximately one mile southeast of the subject.
COGENT Realty Advisors, LLC

Signal Pointe Apartments	August 30, 2010
Winter Park, Florida	Page 28

COMPARABLE RENTAL 2	Stonecastle
2015 New Stonecastle Terrace
Winter Park

Units	220

Year Built / Renovated	2001

Occupancy	99%

Amenities	Washer/dryer connections (except one-bedrooms), electric kitchen appliances, ceiling fans, walk-in closets, patio/balcony, and mini-blinds. Complex amenities include clubhouse, tennis court, fitness center, access gates, pool and business center.

Concessions	3 months free rent on 12-month lease (prorated).
RENTAL DATA

Type	Mix	Size	Total Area	Rent	Rent/SF	Total Rent

1 Bedroom/1 Bath	66	862	56,892	$1,155	$1.34	$76,230
1 Bedroom/1 Bath	22	874	19,228	$1,095	$1.25	$24,090
1 Bedroom/1 Bath	22	979	21,538	$1,105	$1.13	$24,310
2 Bedroom/2 Bath	66	1,141	75,306	$1,325	$1.16	$87,450
2 Bedroom/2 Bath	18	1,184	21,312	$1,355	$1.14	$24,390
2 Bedroom/2 Bath	18	1,289	23,202	$1,485	$1.15	$26,730
3 Bedroom/2 Bath	4	1,373	5,492	$1,495	$1.09	$5,980
3 Bedroom/2 Bath	4	1,478	5,912	$1,545	$1.05	$6,180

Totals/Averages	220	1,040	228,882	$1,252	$1.20	$275,360

Comments	Property is located less than one mile southeast of the subject.
COGENT Realty Advisors, LLC

Signal Pointe Apartments	August 30, 2010
Winter Park, Florida	Page 29

COMPARABLE RENTAL 3	Harbor at Lake Howell
1280 Vinings Lane
Winter Park, Florida

Units	408

Year Built	1990

Occupancy	94%

Amenities	Electric kitchen appliances, walk-in closets, patio/balcony, and mini-blinds. Complex amenities include common laundry facilities, outdoor pool with patio/deck area, fitness center, business center, tennis courts and clubhouse.

Concessions	Prices Change Daily
RENTAL DATA

Type	Mix	Size	Total Area	Rent	Rent/SF	Total Rent

1 Bedroom/1 Bath	148	826	122,248	$841	$1.02	$124,468
2 Bedroom/2 Bath	176	1,140	200,640	$885	$0.78	$155,760
3 Bedroom/2 Bath	84	1,330	111,720	$1,105	$0.83	$92,820

Totals/Averages	408	1,065	434,608	$914	$0.86	$373,048

Comments	Property is located less than one mile north of the subject property.
COGENT Realty Advisors, LLC

Signal Pointe Apartments	August 30, 2010
Winter Park, Florida	Page 30

COMPARABLE RENTAL 4	Sun Key
7502 Sun Key Blvd.
Winter Park

Units	596

Year Built / Renovated	1987 /2008

Occupancy	90%

Amenities	Washer/dryer connections, electric kitchen appliances, pantry, ceiling fans, walk-in closets, patio/balcony, and mini-blinds. Complex amenities include clubhouse, fitness center, business center, basketball, racquetball and tennis courts, pool and Jacuzzi.

Concessions	1 or 2 months free rent prorated over 12-month lease.
RENTAL DATA

Type	Mix	Size	Total Area	Rent	Rent/SF	Total Rent

1 Bedroom/1 Bath	60	600	36,000	$825	$1.38	$49,500
1 Bedroom/1 Bath	236	750	177,000	$875	$1.17	$206,500
2 Bedroom/2 Bath	64	900	57,600	$950	$1.06	$60,800
2 Bedroom/2 Bath	236	1,030	243,080	$1,000	$0.97	$236,000

Totals/Averages	596	862	513,680	$928	$1.08	$552,800

Comments	Property is located approximately two miles southeast of the subject.
COGENT Realty Advisors, LLC

Signal Pointe Apartments	August 30, 2010
Winter Park, Florida	Page 31

COMPARABLE RENTAL 5	Whisper Lake
3250 Whisper Lake Lane
Winter Park

Units	400

Year Built / Renovated	1982

Occupancy	94%

Amenities	Washer/dryer connections, electric kitchen appliances, extra storage, ceiling fans, walk-in closets, patio/balcony, and mini-blinds. Complex amenities include clubhouse, basketball, racquetball and tennis courts, fitness center, business center, access gates, pool and laudry facilities.

Concessions	None reported
RENTAL DATA

Type	Mix	Size	Total Area	Rent	Rent/SF	Total Rent

1 Bedroom/1 Bath	140	750	105,000	$725	$0.97	$101,500
2 Bedroom/1 Bath Loft	68	1,000	68,000	$825	$0.83	$56,100
2 Bedroom/2 Bath Loft	72	1,000	72,000	$865	$0.87	$62,280
2 Bedroom/2 Bath	120	1,050	126,000	$895	$0.85	$107,400

Totals/Averages	400	928	371,000	$818	$0.88	$327,280

Comments	Property is located approximately two miles south of the subject.
COGENT Realty Advisors, LLC

Signal Pointe Apartments	August 30, 2010
Winter Park, Florida	Page 32

ANALYSIS	The comparable rental properties are all in the general vicinity of the subject property. The selected comparable properties were built between 1982 and 2001. The rental rates illustrated by the comparable properties provide an indication as to the appropriate market rent for the subject property.

One Bedroom Units	The subject property offers four (4) one bedroom floor plans that range in size from 520 to 737 square feet. The quoted average rental rate for these floor plans range from $719 to $811 per month, or $1.06 to $1.38 per square foot. The following chart outlines rental rates for similar sized one bedroom floor plans within the competing apartment properties.
ONE-BEDROOM FLOOR PLANS

	Unit Size (SF)	Rent/Month	Rent/SF	Comment

Subject	520	$719	$1.38	Subject
	690	$729	$1.06	Subject
	720	$811	$1.13	Subject
	737	$799	$1.08	Subject

Bishop Park	660	$630	$0.95	Similar
	770	$715	$0.93	Similar
Stonecastle	862	$1,155	$1.34	Superior
	874	$1,095	$1.25	Superior
Harbor At Lake Howell	826	$841	$1.02	Similar
Sun Key	600	$825	$1.38	Similar
	750	$875	$1.17	Similar
Whisper Lake	657	$670	$1.02	Similar

Subject Range	520 to 737	$719 to $811	$1.06 to $1.38
Comparable Range	600 to 874	$630 to $1,155	$0.93 to $1.38

The rents for comparable one bedroom floor plans range from $630 to $1,155 per unit per month or $0.93 to $1.38 per square foot. With the exception of Stonecastle, the comparable properties are generally rated as being similar to the subject property. Stonecastle, a much newer property with larger units, commands higher rents. The subject’s quoted rent is aligned below the rents exhibited by Stonecastle, a newer property, and appropriately aligned within the range of rents commanded by properties of the same general vintage and condition (after renovation). Review of market data indicates that the subject’s quoted rent structure is market oriented.

Two-Bedroom Units	The subject offers six (6) two-bedroom floor plans that range in size from 984 to 1,800 square feet. The average rents for these units range from $611 to $777 per unit per month or $0.43 to $0.62 per square foot. The comparable two-bedroom units range in size from 680 to 1,200 square feet and have monthly asking rents ranging from $525 to $980 or $0.51 to $0.87 per square foot.
COGENT Realty Advisors, LLC

Signal Pointe Apartments	August 30, 2010
Winter Park, Florida	Page 33
TWO-BEDROOM FLOOR PLANS

	Unit Size (SF)	Rent/Month	Rent/SF	Comment

Subject	925	$882	$0.95	Subject
	975	$914	$0.94	Subject
	1,015	$955	$0.94	Subject
	1,065	$959	$0.90	Subject
	1,150	$957	$0.83	Subject
	1,200	$959	$0.80	Subject

Bishop Park	1,100	$810	$0.74	Similar
Stonecastle	1,141	$1,325	$1.16	Superior
	1,184	$1,355	$1.14	Superior
	1,289	$1,485	$1.15	Superior
Harbor At Lake Howell	1,140	$885	$0.78	Similar
Sun Key	900	$950	$1.06	Similar
	1,030	$1,000	$0.97	Similar
Whisper Lake	1,000	$865	$0.87	Similar
	1,050	$895	$0.85	Similar

Subject Range	925 to 1,200	$882 to $959	$0.80 to $0.95
Comparable Range	900 to 1,289	$810 to $1,485	$0.74 to $1.16

As indicated, the subject’s quoted rent structure is appropriately aligned within the range of rents commanded by comparable product in the market. Again, Stonecastle skews the range as this newer property commands the highest rents. After adjusting for variances in unit size and physical attributes, the subject’s quoted rent structure is deemed market oriented and processed for valuation purposes.

Three Bedroom Units	The subject property offers two (2) three bedroom floor plans that range in size from 1,270 to 1,320 square feet. The quoted average rental rate for these floor plans range from $1,058 to $1,075 per month, or $0.80 to $0.85 per square foot. The following chart outlines rental rates for similar sized one bedroom floor plans within the competing apartment properties.
THREE -BEDROOM FLOOR PLANS

	Unit Size (SF)	Rent/Month	Rent/SF	Comment

Subject	1,270	$1,075	$0.85	Subject
	1,320	$1,058	$0.80	Subject

Stonecastle	1,373	$1,495	$1.09	Superior
Harbor At Lake Howell	1,330	$1,105	$0.83	Similar

Subject Range	1,270 to 1,320	$1,058 to $1,075	$0.80 to $0.85
Comparable Range	1,266 to 1,373	$1,105 to $1,495	$0.83 to $1.09

The rents for comparable three bedroom floor plans range from $1,105 to $1,495 per month or $0.83 to $1.09 per square foot. Stonecastle is newer than the subject property. As a result, this property commands higher rents. Harbor At Lake Howell is generally similar to the subject and offers the most comparable three-bedroom unit. The subject’s quoted rent is appropriately aligned within the rents exhibited by Harbor At Lake Howell. Review of market data indicates that the subject’s quoted rent structure is market oriented
COGENT Realty Advisors, LLC

Signal Pointe Apartments	August 30, 2010
Winter Park, Florida	Page 34

Conclusions	The subject is expected to continue to capture its fair share of the market at the indicated economic rates. The subject’s potential gross market rent is summarized in the following chart.
SUMMARY OF ECONOMIC RENT POTENTIAL

Type	Mix	Size	Total Area	Average Rent	Rent/SF	Total Rent

1 Bedroom / 1 Bath	48	520	24,960	$719	$1.38	$34,512
1 Bedroom / 1 Bath	32	690	22,080	$729	$1.06	$23,328
1 Bedroom / 1 Bath	64	720	46,080	$811	$1.13	$51,904
1 Bedroom / 1 Bath	2	737	1,474	$799	$1.08	$1,598
2 Bedroom / 1 Bath	30	925	27,750	$882	$0.95	$26,460
2 Bedroom / 1 Bath	64	975	62,400	$914	$0.94	$58,496
2 Bedroom / 2 Bath	14	1,015	14,210	$955	$0.94	$13,370
2 Bedroom / 2 Bath	8	1,065	8,520	$959	$0.90	$7,672
2 Bedroom / 2 Bath	38	1,150	43,700	$957	$0.83	$36,366
2 Bedroom / 2 Bath	4	1,200	4,800	$959	$0.80	$3,836
3 Bedroom / 2 Bath	48	1,270	60,960	$1,075	$0.85	$51,600
3 Bedroom / 2 Bath	16	1,320	21,120	$1,058	$0.80	$16,928

Totals/Averages	368	919	338,054	$886	$0.96	$326,070
COGENT Realty Advisors, LLC

Signal Pointe Apartments	August 30, 2010
Winter Park, Florida	Page 35

HIGHEST AND BEST USE

Definition	Highest and Best Use in appraisal theory is defined by the Appraisal Institute, The Dictionary of Real Estate Appraisal, 4th Edition, Appraisal Institute, Chicago, Illinois, 2002 as “the reasonably probable and legal use of vacant land or an improved property, which is physically possible, appropriately supported, financially feasible, and that results in the highest value. The four criteria the highest and best use must meet are legal permissibility, physical possibility, financial feasibility, and maximum profitability.”

There are typically two highest and best use scenarios: The highest and best use of the property as improved and the highest and best use of the site as if vacant. In each case, the use must pass four “tests”; it must be physically possible, legally permissible, financially feasible, and maximally productive.

HIGHEST AND BEST USE AS VACANT

Definition	Highest and Best Use As Vacant is defined as “among all reasonable, alternative uses, the use that yields the highest present land value, after payments are made for labor, capital, and coordination. The use of a property based on the assumption that the parcel of land is vacant or can be made vacant by demolishing any improvements.”

Physically Possible	The subject site’s size and shape would allow for most uses. Surrounding land uses include a multifamily residential development to the west, a shopping center to the north, commercial to the east (along Semoran Boulevard) and single-family residential to the south. All utilities are available or currently service the site. The physical characteristics of the site should reasonably accommodate any use that is not restricted by the size, configuration or location of the property

Legally Permissible	The subject property is currently zoned for medium density residential uses. We are unaware of any adverse easements, restrictions or other agreements affecting permitted uses of the subject site. Given prevailing land use patterns in the area, current zoning and land use designations and recognizing the principle of conformity, some form of multifamily residential development reflecting permitted density is most likely.

Financially Feasible	In light of current economic conditions, all types of properties have realized decreasing occupancy and rent levels. The existing supply of commercial properties and apartment units in the area appears to be sufficient to satisfy the existing level of demand. Given current market conditions, the financial feasibility for large-scale development is questionable at this time. Even if financial feasibility were pronounced, it would be difficult to obtain construction financing and capital in the currently constrained credit markets.

Maximally Productive	Given the above discussion, a holding period of the site as vacant is indicated until market conditions improve to the point financial feasibility is
COGENT Realty Advisors, LLC

Signal Pointe Apartments	August 30, 2010
Winter Park, Florida	Page 36

evident. The maximally productive use of the site is future development of a multifamily project to the maximum allowed density.

Conclusion	Based upon the preceding analysis, it is our opinion that the Highest and Best Use of the site, as vacant, is for residential development consistent with surrounding land uses when economic conditions improve to a level that permits development.

HIGHEST AND BEST USE AS IMPROVED

Definition	Highest and Best Use As Improved is defined as “the use that should be made of a property as it exists. An existing property should be renovated or retained as is so long as it continues to contribute to the total market value of the property, or until the return from a new improvement would more than offset the cost of demolishing the existing building and constructing a new one”.

Physically Possible	The subject is currently improved with a garden-style apartment complex. The complex, built in 1970 and 1972, has recently been fully renovated and is 98% occupied. The improvements are functional, and have been adequately maintained with on-going repairs and/or renovations programs occurring when needed.

Legally Permissible	The subject property is reportedly a legal conforming use of the site.

Financially Feasible	The complex is achieving its fair share of the market and is capable of maintaining market rents and market occupancy. Accordingly, the subject improvements contribute a positive return to value.

Maximally Productive	The property’s improvements generate a return to the real estate in excess of that generated by the underlying land and in consideration of current depressed conditions related to the condominium conversion market several projects have failed and are returning to rental properties.

Conclusion	Based upon the preceding analysis, it is our opinion that the highest and best use of the site as improved is for the continued multifamily residential use.
COGENT Realty Advisors, LLC

Signal Pointe Apartments	August 30, 2010
Winter Park, Florida	Page 37

VALUATION PROCESS

Introduction	There are three traditional approaches that can be employed in establishing the market value of the subject property. In practice, an approach to value is included or omitted based on the property type and the quality and quantity of information available in the marketplace. These approaches and their applicability to the valuation of the subject are summarized as follows.

COST APPROACH	The application of the cost approach is based on the principle of substitution. This principle may be stated as follows: no one is justified in paying more for a property than the cost to develop a substitute property of equivalent desirability and utility. In the case of a new building, no deficiencies in the building should exist. The Cost Approach is typically only a reliable indicator of value for (a) new properties; (b) special use properties; and (c) where the cost of reproducing the improvements is easily and accurately quantified and there is no external obsolescence. In all instances, the issue of an appropriate entrepreneurial profit — the reward for undertaking the risk of construction — remains a highly subjective factor.

In the case of income-producing real estate with some items of depreciation, the cost of construction plays a minor and relatively insignificant role in determining market value. Investors are generally not buying, selling, or lending with reliance placed on the methodology of the Cost Approach to establish value. The Cost Approach has not been processed for purposes of this valuation assignment.

INCOME APPROACH	The Income Capitalization Approach is based on the premise that value is derived by converting anticipated benefits into property value. Anticipated benefits include the present value of the net income and the present value of the net proceeds resulting from the re-sale of the property.

There are two methods of accomplishing this: (1) direct capitalization of a single year’s income by an overall capitalization rate and; (2) the discounted cash flow in which the annual cash flows and reversionary value are discounted to a present value for the remainder of the property’s productive life or over a reasonable holding (ownership) period.

The subject property has an adequate operations history to determine the income-producing capabilities over the near future. In addition, performance levels of competitive properties serve as an adequate check as to the reasonableness of the subject property’s actual performance. As such, the Income Capitalization Approach is utilized in this appraisal.

SALES COMPARISON	The Sales Comparison Approach is an estimate of value based upon a process of comparing recent sales of similar properties in the surrounding or competing areas to the subject property. Inherent in and central to this approach is the principle of substitution. This comparative process involves judgment as to the similarity of the subject property and the comparable sales with respect to many value factors such as location, contract rent levels, quality of construction, reputation and prestige, age and condition, and the interest transferred, among others. The value estimated through this
COGENT Realty Advisors, LLC

Signal Pointe Apartments	August 30, 2010
Winter Park, Florida	Page 38

approach represents the probable price at which the subject property would be sold by a willing seller to a willing and knowledgeable buyer as of the date of value.

The reliability of this technique is dependent upon the availability of comparable sales data, the verification of the sales data, the degree of comparability and extent of adjustment necessary for differences, and the absence of atypical conditions affecting the individual sales prices. Although the volume of sales activity is down as a result of market conditions, our research revealed adequate sales activity to form a reasonable estimation of the subject property’s market value via the Sales Comparison Approach.

RECONCILIATION	The final step in the appraisal process is to reconcile the various value indications into a single final estimate. Each approach is reviewed in order to determine its appropriateness relative to the subject property. The accuracy of the data available and the quantity of evidence are weighted in each approach. The resulting estimate represents the subject property’s market value as defined in the appraisal.
COGENT Realty Advisors, LLC

Signal Pointe Apartments	August 30, 2010
Winter Park, Florida	Page 39

INCOME CAPITALIZATION APPROACH

VALUATION	We have employed the Direct Capitalization method to estimate a value for the subject property. Direct Capitalization is defined as “a method used to convert an estimate of a single year’s income expectancy into an indication of value in one direct step, either by dividing the income estimate by an appropriate rate or by multiplying the income estimate by an appropriate factor. Yield and value change are implied, but not identified. The rate at which a stabilized net operating income is converted into value is known as an overall capitalization rate (OAR).” The major tasks involved in this approach to valuing the subject property are:
1.	Calculate potential gross income from all sources that a competent owner could legally generate.

2.	Estimate and deduct an appropriate vacancy and collection loss factor to arrive at effective gross income.

3.	Estimate and deduct operating expenses that would be expected during a stabilized year to arrive at a probable net operating income.

4.	Develop an appropriate overall capitalization rate to apply to the net operating income.

5.	Value is estimated by dividing the net operating income by the overall capitalization rate. Any adjustments to account for differences between the current conditions and stabilized conditions are also considered.

REVENUE ANALYSIS
Potential Gross Income	The potential gross income from apartment unit rentals is calculated at $326,070 per month or $3,912,840 for the appraised year based on the conclusion derived in the Market Rent Analysis section.

Loss to Lease	Loss to lease considers a loss in income due to leases in effect, whereby effective rental rates are lower than asking, or market, rental rates. In the case of the subject property, the loss to lease also accounts partially for concessions that are offered in the form of reduced rent.

The operating statements under review indicate an historical loss (gain) to lease ranging from of a loss of approximately 1.5% in 2007 to a gain of 3.4% in 2010 of the gross rent potential. Review of the current rent roll indicates that current rents in place are slightly above the market rents estimated above. As existing leases roll they are assumed to renew at market rent levels and become more in line with the market rent structure. This is evidenced in the trailing 12 operating statement that illustrates a monthly decrease in the gain to lease allowance as existing leases expire. In consideration of the preceding explanation, no allowance to loss to lease is factored into the valuation pro forma.

Concessions	Although concessions within the subject’s influencing area are available, the concessions are generally focused on specific units for limited periods of time. Each of the properties surveyed as rent comparables offer some form of rent concession.
COGENT Realty Advisors, LLC

Signal Pointe Apartments	August 30, 2010
Winter Park, Florida	Page 40

Concessions amounted to 3.7% of the gross rent potential in 2007 and 2008 and increased to 9.0% in 2009 as economic and apartment market conditions began to soften. The trailing 12 month through July 2010 concession allowance equates to 9.5% of the gross rent potential.

It is noted from the trailing 12 operating statement that concessions have begun to abate in recent months as market conditions are showing signs of improvements. As market fundamentals continue to improve, concessions will continue to abate. Based on the most recent indicators, a concession allowance of 4.5% of the gross rent potential is processed.

Vacancy/Credit Loss	The subject has been able to maintain its fair share of market occupancy however market fundamentals have weakened over the recent past. The subject was 98% occupied on the date of inspection and enjoyed a rapid absorption of units subsequent to its renovation at the beginning of 2010. The property is very competitive in the market following the renovation and competes effectively with newer product in the influencing area as a result of its repositioned status.

The subject’s current vacancy of 2% is less than the East Altamonte/Casselberry submarket vacancy rate of 8.0% and below the Orlando MSA’s vacancy of about 11%. The subject’s current 98% level of occupancy is aligned with the high end and within the range of occupancy levels reported by competitors in the immediate area. Occupancy levels for the competing properties in the influencing market area are outlined in the following table.
OVERVIEW OF COMPETITIVE OCCUPANCY LEVELS

Name	YOC	Total Units	Occupancy

Bishop Park	1991	324	95%
Stonecastle	2001	220	99%
Harbor At Lake Howell	1990	408	94%
Sun Key	1987 /2008	596	90%
Whisper Lake	1982	400	94%

Averages	1991	390	94%

Collection losses or bad debt at the property was elevated prior to the recent renovation as a result of an inferior tenant profile that occupied the property then. Post renovation, the tenant profile has improved resulting in a significant reduction in the bad debt expense. From 2007 through 2009 the combined vacancy/collection loss allowance at the subject property ranged from about 11% in 2007 to 21% in 2008 and 2009. In addition to the bad debt expense described above, the property suffered occupancy loss due to the renovation that was taking place in 2009. Subsequent to the renovation, the vacancy and collection loss has been reduced significantly and equates to 5.5% over the year-to-date 2010 period.

Based on the current condition of the property and occupancy levels illustrated by competing properties in the influencing area, a vacancy allowance of 5.0% is estimated. In addition, a collection loss factor of 0.5%
COGENT Realty Advisors, LLC

Signal Pointe Apartments	August 30, 2010
Winter Park, Florida	Page 41

is estimated. A combined vacancy and collection loss factor of 5.5% is forecasted in the valuation pro forma.

Utility Reimbursements	Included in this category is the revenue received from tenants paying or reimbursing ownership for their share of utilities and services including gas, water, sewer and trash collection. Utility income has ranged from $519 to $590 per unit between 2007 and 2009. The annualized year-to- date 2010 amount equates to $663 per unit however the trailing 12 month operating statement does not provide a specific amount for reimbursements but rather combines reimbursements with other income. Based on the historical and budgeted utility income receipts, we have estimated Utility Income to be $220,800 or $600 per unit.

Other Income	Typically, apartment projects receive additional revenue from sources such as laundry income, vending, application fees, late fees, bad check charges, and deposit forfeitures. Other income receipts at the subject property have ranged from $480 to $557 per unit or 4.5% to 5.6% of the gross potential income over the past few years. The annualized year-to-date 2010 amount equates to $713 per unit, or 6.9% of gross potential income. Other income is projected at $560 per unit or 5.3% for the appraised fiscal year based on historical collections.

OPERATING EXPENSES	In order to estimate expenses for the subject property, we have analyzed the subject’s operating expenses for Year End 2007 through Year End 2009 as well as for the trailing 12-month period through July 2010. Expenses for similar apartment properties in the Seminole County area were also reviewed and considered. The subject’s operating statements under review have been reconstructed and summarized in the following chart.
RECONSTRUCTED OPERATING STATEMENTS — SIGNAL POINTE

	2007		2008		2009		Trailing 12 (thru 7/2010)
	Actual	Per Unit	Actual	Per Unit	Actual	Per Unit	Annualized	Per Unit

INCOME	—	—	—	—	—	—	—	—
Gross Rent Potential (Market Rent)	$3,682,599	$10,007	$3,955,304	$10,748	$4,034,264	$10,963	$3,892,284	$10,577
Loss to Lease	$(56,940)	$(155)	$(149,472)	$(406)	$99,351	$270	$133,032	$362
Concessions	$(137,680)	$(374)	$(144,765)	$(393)	$(363,107)	$(987)	$(368,554)	$(1,002)
Vacancy/Credit/Non-revenue Units	$(403,202)	$(1,096)	$(847,963)	$(2,304)	$(838,846)	$(2,279)	$(266,639)	$(725)

Net Rental Income (NRI)	$3,084,777	$8,383	$2,813,104	$7,644	$2,931,662	$7,966	$3,390,123	$9,212
Utility Reimbursement	$216,952	$590	$198,766	$540	$191,053	$519	$0	$0
Other Income	$204,793	$557	$176,483	$480	$200,787	$546	$485,948	$1,321

Total Property Income (EGI)	$3,506,522	$9,529	$3,188,353	$8,664	$3,323,502	$9,031	$3,876,071	$10,533

EXPENSES
Payroll	$397,359	$1,080	$407,077	$1,106	$451,288	$1,226	$511,497	$1,390
Utilities	$275,425	$748	$285,199	$775	$240,981	$655	$236,908	$644
Maintenance & Repairs	$570,338	$1,550	$369,155	$1,003	$301,824	$820	$289,687	$787
Marketing	$97,813	$266	$164,567	$447	$124,189	$337	$98,337	$267
Administration/Office	$121,575	$330	$114,928	$312	$63,601	$173	$97,931	$266
Real Estate Taxes	$209,372	$569	$237,660	$646	$190,072	$517	$172,699	$469
Insurance	$193,923	$527	$269,898	$733	$166,238	$452	$141,957	$386
Management Fee	$176,013	$478	$158,064	$430	$164,429	$447	$135,662	$369
Reserves	$0	$0	$0	$0	$0	$0	$0	$0

TOTAL EXPENSES	$2,041,818	$5,548	$2,006,548	$5,453	$1,702,622	$4,627	$1,684,678	$4,578

NET OPERATING INCOME	$1,464,704	$3,980	$1,181,805	$3,211	$1,620,880	$4,405	$2,191,393	$5,955
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Signal Pointe Apartments	August 30, 2010
Winter Park, Florida	Page 42

Overview	All of the expenses have fluctuated during the past couple of years. In general, expenses are consistent with market data and reflect stabilized operations. No major changes in operations are expected or appear to be required. Expenses are expected to grow at the average annual inflation rate. Each of the expense items is discussed separately below.

Payroll	This expense includes payroll and benefits for the property manager, leasing agent(s), housekeeping, and maintenance personnel. The payroll expense at the subject property has ranged from $1,080 to $1,226 per unit over the past few years and have exhibit an increasing trend. The amount over the trailing 12-month period through July 2010 equates to $1,390 per unit. Based on the subject’s historical expenditures and market data, a salary and benefits expense of $441,600, or $1,200 per unit, is forecast for the appraised fiscal year.

Utilities	This expense line item includes charges for common area and vacant unit electricity, gas, water/sewer and trash collection. Utility charges or tenant reimbursements were accounted for in the revenue analysis. The utility expenses at the subject property have ranged from $655 to $775 per unit between 2007 and 2009. The trailing 12 month through July 2010 amount equates to $644 per unit. An amount of $650 per unit is projected and equates to $239,200 for the appraised fiscal year.

Repairs & Maintenance	This expense line item includes charges for general maintenance and repairs, alarm monitoring and protection services, landscaping and make- ready/turnover. The property appears adequately maintained with no noticeable items of deferred maintenance observed during the walk-thru. The average expense level appears reasonable based on historical figures.

The maintenance and repair expense at the subject property has ranged from $820 to $1,550 per unit over the past few years and the trailing 12 month through July 2010 amount equates to $787 per unit, continuing a downward trend. In light of the recent renovation, the repair/maintenance expense is estimated at $294,400, or $800 per unit. We include a separate Reserves category in the projection.

Marketing	This expense includes advertising, the cost of resident and locator referrals, internal leasing commissions, brochures, newsletters and resident activities. The historical marketing charges at the subject property range from $266 to $447 per unit. The trailing 12 month through July 2010 amount equates to $267 per unit. Based on historical expenditures and market data, marketing expenses are projected at $300 per unit, or $110,400.

Administration/Office	This category includes administrative charges and costs associated with the running of the management/leasing office including telephone service, office supplies, equipment rental, computers, etc. The administrative expenses at the subject property have ranged from $173 to $330 per unit, bracketing the trailing 12 month through July 2010 amount of $266 per unit. An amount of $225 per unit, or $82,800 is processed for the appraised fiscal year.
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Signal Pointe Apartments	August 30, 2010
Winter Park, Florida	Page 43

Real Estate Taxes	Real estate taxes are processed as discussed within the Real Estate Assessment and Tax Analysis section of this appraisal. The real estate tax projection is $385,000.

Insurance	Insurance includes fire, liability, theft, and boiler, exclusive of the premiums paid to employee benefit plans. The historical insurance expenses at the subject property range from $452 to $733 per unit. The trailing 12 month through July 2010 amount equates to $386 per unit. Insurance expenses are projected at $400 per unit or $147,200.

Management Fee	In the local market management services are typically a function of the revenues produced by the property, usually between 2.0% and 5.0% of collections. In consideration of the market standards and competitive nature of third-party management contracts at this time, we have processed a market-oriented management fee of 3.0% of the effective gross income.

Reserves	Prudent management budgets a certain amount each year in a sinking fund to replace short-lived items, including kitchen appliances and cabinets, bathroom fixtures and tiling, flooring repairs, HVAC replacement and common elements such as the roof, exterior wood and parking areas. Reserves for replacement, while typically not found in submitted operating statements, are necessary in estimating a realistic operating budget so as to maintain the habitability of the apartments.

Reserves for replacement for a property of this vintage typically range from $200 to $350 per unit. In order to remain competitive, a reserve allowance of $250 per unit is forecast. This amounts to $92,000.

Total Expenses	On a stabilized basis, the subject’s projected expenses including reserves are projected at $1,911,053, or $5,193 per unit. The indicated operating expense ratio is 48.4% when including reserves and 46.0% without reserves. These expenses are reasonable based on similar properties in the region as reported by the IREM expense survey, our review of actual operating statistics for similar properties in the metro Orlando area and discussions with local apartment brokers and managers. The total expenses estimated for the subject are market oriented and reasonable.

VALUATION PRO FORMA	The following valuation pro forma summarizes the stabilized income and expenses described above for the appraised fiscal year.
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Signal Pointe Apartments	August 30, 2010
Winter Park, Florida	Page 44
VALUATION PRO FORMA

	Total	Per Unit	Percent
			% of GPI
INCOME
Gross Rent Potential (Market Rent)	$3,912,840	$10,633	100.0%
Loss to Lease	$0	$0	0.0%
Concessions	$(176,078)	$(478)	-4.5%
Vacancy/Credit/Non-revenue Units	$(215,206)	$(585)	-5.5%

Net Rental Income (NRI)	$3,521,556	$9,569	90.0%
Utility Reimbursement	$220,800	$600	5.6%
Other Income	$206,080	$560	5.3%

Total Property Income (EGI)	$3,948,436	$10,729	100.9%

			% of EGI
EXPENSES
Payroll	$441,600	$1,200	11.2%
Utilities	$239,200	$650	6.1%
Maintenance & Repairs	$294,400	$800	7.5%
Marketing	$110,400	$300	2.8%
Administration/Office	$82,800	$225	2.1%
Real Estate Taxes	$385,000	$1,046	9.7%
Insurance	$147,200	$400	3.7%
Management Fee	$118,453	$322	3.0%
Reserves	$92,000	$250	2.3%

TOTAL EXPENSES	$1,911,053	$5,193	48.4%

NET OPERATING INCOME	$2,037,383	$5,536	51.6%

CAPITALIZATION RATE ANALYSIS
Overall Capitalization Rate	This appraisal will consider the following techniques; (a) derivation from comparable sales and (b) investor surveys.

Derivation from Sales	recent comparable sales utilized in the Sales Comparison Approach following this section indicate a range of overall capitalization rates of 6.2% to 7.3% with an average and median of 6.7% and 6.8%, respectively. The capitalization rates from these sales are summarized in the following table.
SUMMARY OF MARKET-DERIVED CAPITALIZATION RATES

	Archstone	Estates at Park	Falcon Square	2801 Biltmore Park	Promenade
Property Name	Altamonte Springs	Avenue	Apartments	Drive	Crossing
Date of Sale	5/17/2010	5/6/2010	1/1/2010	9/4/2009	9/4/2009
Year Built	1986	1986	2004	2008	1998
Cap Rate	6.8%	6.2%	6.2%	7.2%	7.3%

The sales transactions are relatively recent and the capitalization rates produced by the first three sales are indicative of current market conditions. The sale properties are all garden-style apartments like the subject property and situated in similar alternative locations in the metropolitan Orlando area. The sale properties were built between 1986 and 2008. The subject property was constructed in the early 1970’s and extensively renovated over the past two years. As a result, the property’s effective age was substantially reduced.

Capitalization rates in the local and national markets have trended downward over the past few quarters. Based on the indicators exhibited by the most recent transactions, a rate in the range of approximately 6.2% to 6.8% would be considered reasonable for the subject property.
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Signal Pointe Apartments	August 30, 2010
Winter Park, Florida	Page 45

Investor Surveys	According to the PricewaterhouseCoopers Korpacz Real Estate Investor Survey, 2nd Quarter 2010 rates for apartments reported by survey participants active in the market presently range as shown.
NATIONAL APARTMENT MARKET SURVEY

Internal Rate of Return	6.25% – 14.00%	Range
	9.89%%	Average
Overall Capitalization Rate	5.00% – 11.00%	Range
	7.68%	Average
Terminal Capitalization Rate	5.50% – 11.00%	Range
	7.84%	Average

Source: Korpacz Real Estate Investor Survey, 2nd Quarter 2010

As indicated below, overall rates began to increase beginning Third Quarter 2008 and continued to increase through the Fourth Quarter 2009. The first and second quarters of 2010 saw a moderate decline in overall capitalizations rates. This follows general trends in the overall economy that began to deteriorate in approximately the middle of 2008.
OVERALL CAPITALIZATION RATE TRENDS

Quarter	Average	Basis Point Change
2Q10	7.68%	- 17
1Q10	7.85%	-18
4Q09	8.03%	19
3Q09	7.84%	35
2Q09	7.49%	61
1Q09	6.88%	75
4Q08	6.13%	27
3Q08	5.86%	11
2Q08	5.75%	-4
1Q08	5.79%	4
4Q07	5.75%	-1
3Q07	5.76%	-4
2Q07	5.80%	-9
1Q07	5.89%	-8

Source: Korpacz Real Estate Investor Survey

In addition to the above data, the Capital Markets Cap Rate Survey, published by CB Richard Ellis in August 2010 was reviewed by the appraisers. Said publication provides the following information on capitalization rates for the Orlando apartment market.
ORLANDO APARTMENT MARKET SURVEY

Asset Class	Cap Rate Range	Trend*
Class A	5.75% to 6.25%	Downward
Class B	6.25% to 6.75%	Downward
Class C	7.25% to 7.75%	Downward

Source: Capital Market Cap Rate Survey, CBRE, August 2010

*	Compared to 2nd half 2009

According to the above survey data, capitalization rates for Class B assets similar to the subject property are reported to be n the range of 6.25% to 6.75%. This range is similar to the rates illustrated by recent sales in the local market.

Conclusion of OAR	The subject is a recently renovated, good quality apartment complex situated in an established residential neighborhood with good access. The property is proximate to employment centers, shopping and neighborhood
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Signal Pointe Apartments	August 30, 2010
Winter Park, Florida	Page 46

support facilities. The subject has unit sizes that reflect market parameters and an amenity package that is typical of the properties in the competitive market. The subject was 98% occupied as of August 11, 2010 according to the submitted rent roll. Although the subject property maintains a good location, consideration is given to the age of the project in comparison to the age of competitive properties.

An OAR ranging from approximately 6.2% to 6.8% was suggested from a review of actual sales data. The Korpacz investor surveys indicate that the average rate for garden apartments in the national market is approximately 7.7% and the CBRE investor survey reports capitalization rates for Class B apartment assets in Orlando the range of 6.25% to 6.75%. In consideration of the preceding data, with primary emphasis placed on the rates extracted from sales data in the local market, a capitalization rate in the range of 6.5% to 7.0% or 6.75% is concluded.

VALUE BY DIRECT CAPITALIZATION
Stabilized Cash Flow	The stabilized cash flow is based on the previous income and expense discussion. The net operating income is estimated at $2,037,383 for the appraised fiscal year.

Valuation	Value is calculated by dividing the stabilized net operating income (including an allowance for Reserves) by the concluded overall capitalization rate. Thus market value is calculated as follows:

Net Operating Income		OAR		Indicated Value
$2,037,383	÷	6.75%	=	$30,183,452
Rounded				$30,200,000

Conclusion	The Market Value of the Fee Simple Interest in the subject property, free and clear of financing, by the Direct Capitalization method of the Income Capitalization Approach, as of August 11, 2010, is rounded to:
THIRTY MILLION TWO HUNDRED THOUSAND DOLLARS
($30,200,000)
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Signal Pointe Apartments	August 30, 2010
Winter Park, Florida	Page 47

SALES COMPARISON APPROACH

VALUATION METHODOLOGY	The basic steps in processing the sales comparison approach are outlined as follows:
1.	Research the market for recent sales transactions, listings, and offers to purchase or sell properties similar to the subject property.

2.	Select a relevant unit of comparison and develop a comparative analysis.

3.	Compare comparable sale properties with the subject property using the elements of comparison and adjust the price of each comparable to the subject property.

4.	Reconcile the various value indications produced by the analysis of the comparables.

REGIONAL SALES MARKET	The local market has been active in terms of investment sales of similar properties. Adequate sales exist to formulate a defensible value for the subject property via sales comparison.

PRESENTATION OF COMPARABLE SALES
To estimate the property value by the sales comparison approach, we analyzed sales from the influencing market that are most similar to the subject property in terms of age, size, tenant profile and location. The sales are compared on a price-per-unit basis, as this is a common method of comparison for such properties.

The comparable sales summarized in the chart below and plotted on the following map, range in price from $67,411 to $100,116 per unit. While these unit prices implicitly contain both the physical and economic factors affecting real estate, these statistics do not explicitly convey many of the details surrounding a specific property. Thus, this single index to the valuation of the subject property has some limitations.
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Signal Pointe Apartments	August 30, 2010
Winter Park, Florida	Page 48
PRESENTATION OF COMPARABLE SALES DATA

	1	2	3	4	5
Name	Sun Key Apartments	Archstone Altamonte Springs	Estates at Park Avenue	Falcon Square Apartments	Promenade Crossing
Location	7502 Sun Key Boulevard	210 Altamonte Bay Club Cr.	2801 Biltmore Park Drive	14600 Avenue of the Groves	4000 Maguire Boulevard
	Winter Park, FL 32792	Altamonte Springs, FL 32701	Orlando, FL 32835	Winter Garden, FL 34787	Orlando, FL 32803
Grantor	Heitman Capital Mgmt.	Archstone	Park Avenue at Metrowest III Ltd	Independence Apts LLC	Passco Cos. LLC
Grantee	VIII Sun Key Apartments LLC	Considine Altamonte	TA Fund IX-Estates at Park Ave. LLC	Falcon Square Apartments LLC	Archstone
Sales Price	$44,150,000	$15,100,000	$43,250,000	$28,000,000	$20,775,000
Sale Date	Contract Pending	5/17/2010	5/6/2010	1/1/2010	9/4/2009
Year Built	1986	1986	2004	2008	1998
No. of Units	596	224	432	379	212
Net Rentable Area (SF)	505,452	223,102	487,542	425,238	275,600
Avg. Unit Size (SF)	848	996	1,129	1,122	1,300
Occuapncy	94%	92%	93%	86%	90%
Price/SF	$87.35	$67.68	$88.71	$65.85	$75.38
Price/Unit	$74,077	$67,411	$100,116	$73,879	$97,995
Net Income	$2,993,648	$928,741	$2,681,500	$2,026,687	$1,512,832
NOI/SF	$5.92	$4.16	$5.50	$4.77	$5.49
NOI/Unit	$5,023	$4,146	$6,207	$5,347	$7,136
Cap Rate (OAR)	6.8%	6.2%	6.2%	7.2%	7.3%
EGIM	7.0	6.8	8.5	6.5	7.8
Expense Ratio (OER)	52%	58%	47%	53%	44%
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Signal Pointe Apartments	August 30, 2010
Winter Park, Florida	Page 49
COMPARABLE SALES MAP
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Signal Pointe Apartments	August 30, 2010
Winter Park, Florida	Page 50

ANALYSIS OF SALES	The comparables are examined by considering the following adjustment factors.

Ownership Interest	No adjustments are necessary, since all of the sales reflect a 100% transfer of ownership interest.

Financing Terms	The comparable sales were either all cash transactions or were financed by primary lenders at market-oriented rates. Considerate of such, no adjustments for any unusual or atypical financing is required.

Conditions of Sale	Adjustments for conditions of sale usually reflect the motivations of the buyer and the seller. We are not aware of any atypical circumstances regarding any of the comparable sales. Personal property is included as all facilities have similar unit appliance requirements and miscellaneous office and common area FF&E.

Expenditures Made Immediately After Sale
Any required major capital costs incurred by the buyer immediately after the sale is appropriately added to the purchase price. None of the sales required any specific sale price adjustment other than what is included in general comparisons based on condition.

Market Conditions (Time)	Comparable sales that occurred under different market conditions than those applicable to the subject property as of the effective date of appraisal require adjustment for any differences that affect their values. The sales occurred between September 2009 and September 2010.

Market conditions began to deteriorate in approximately early- to mid-year 2008 in response to weakness that was becoming pronounced in the regional and national economies. In response to weakness in the overall economy, economic vacancy levels at area apartments increased and the operating performance of many properties deteriorated. Capital became difficult to access, underwriting became much more conservative and investor sales activity diminished greatly which resulted in higher capitalization rates and lower values.

Beginning at approximately mid to late 2009, investor interest and investment sales activity in apartments began to increase and this trend accelerated in 2010. Also, within the last few months economic vacancy levels began to firm and the operating performance of area apartments began to improve. In response to these improvements in market fundamentals, capitalization rates began to contract and overall property values trend upward.

To account for the improvement in market fundamentals that began approximately 12 months ago and continues to occur, the most dated transactions are adjusted upward for changes in market conditions (time).

Location	With the exception of Sales #2 and #4, the location of the subject property is rated as being generally similar to the location of the comparable
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Signal Pointe Apartments	August 30, 2010
Winter Park, Florida	Page 51

properties. Sales #2 and #4 are situated in locations deemed slightly inferior and upward adjustment for this factor is applied.

Physical Characteristics	Physical differences include differences in building size, quality of construction, building materials, age, condition, functional utility and appearance. All of the comparable properties are garden-style apartment complexes like the subject however they are newer construction. As noted, the subject was recently extensively renovated which substantially reduced the property’s effective age. Appropriated adjustments were made to each of the sale properties to account for their respective age and overall condition at the time of sale in comparison to the subject property.

Average Unit Size	The subject has an average unit size of 919 square feet. Properties with larger average unit sizes tend to trade at higher prices, all other factors being equal. Conversely, properties with smaller average unit sizes tend to trade at a lower price per unit. The average unit size of each comparable property is compared to the subject and applicable adjustments are applied when warranted.

Amenities	With it recent renovation, the subject offers an amenity package that is typical for a newer, suburban garden style apartment projects. Sales #2 and #3, which lacked many of the amenities typical found in new, larger complexes, were adjusted upward for this factor. No further adjustment was warranted to the remaining sales.

Economic Characteristics	Economic characteristics include all the attributes of a property that affect its income. With the exception of Sale #4, all of the sales were operating at stabilized occupancy and market rates. Sale #4 is adjusted upward slightly to account for its lower occupancy level at the time of sale.

Summary of Adjustments	The preceding adjustments are summarized in the chart on the following chart.
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Signal Pointe Apartments	August 30, 2010
Winter Park, Florida	Page 52
SUMMARY OF ADJUSTMENTS

Sale No.	1	2	3	4	5
Name	Sun Key Apartments	Archstone Altamonte Springs	Estates at Park Avenue	Falcon Square Apartments	Promenade Crossing
Address	7502 Sun Key Boulevard	210 Altamonte Bay Club Cr.	2801 Biltmore Park Drive	14600 Avenue of the Groves	4000 Maguire Boulevard
	Winter Park, FL 32792	Altamonte Springs, FL 32701	Orlando, FL 32835	Winter Garden, FL 34787	Orlando, FL 32803
Sale Date	Pending	5/17/2010	5/6/2010	1/1/2010	9/4/2009

Price per Unit	$74,077	$67,411	$100,116	$73,879	$97,995

ADJUSTMENTS
Financing Adjustment	$0	$0	$0	$0	$0
Adjusted for Financing per Unit	$74,077	$67,411	$100,116	$73,879	$97,995
Conditions of Sale Adjustment	$0	$0	$0	$0	$0

Adjusted for Special Conditions	$74,077	$67,411	$100,116	$73,879	$97,995
Time	0.0%	0.0%	0.0%	7.0%	10.0%

Time Adjusted Price per Unit	$74,077	$67,411	$100,116	$79,051	$107,795

Location	0%	15%	0%	25%	0%
Age/Condition/Quality	0%	0%	-10%	-15%	-5%
Average Unit Size	5%	-5%	-10%	-10%	-15%
Amenities	5%	5%	0%	0%	0%
Economics	0%	0%	0%	5%	0%

Total Adjustments (%)	10%	15%	-20%	5%	-20%

Adjusted Price per Unit	$81,485	$77,523	$80,093	$83,004	$86,236
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Signal Pointe Apartments	August 30, 2010
Winter Park, Florida	Page 53

VALUE CONCLUSION	After analysis and adjustments, a value range of $77,523 to $86,236 per unit is indicated. The mean and median adjusted prices are $81,668 and $82,245.

Consideration is given to the improvement taking place in overall market fundamentals and the recognition that the Sales Comparison Approach is based on trailing market indicators. To account for the improvement in market conditions that is taking place at this time, the most dated transactions were adjusted upward. A value in the range of approximately $80,000 to $85,000per unit is deemed reasonable. The final value of the property via the Sales Comparison Approach is based on $82,500 per unit as follows.

Number of Units		Price per Unit		Indicated Value
368	x	$82,500	=	$30,360,000
Rounded				$30,400,000

Applying the value concluded above to the Effective Gross Income derived for the property within the Capitalization Approach section, results in an indicated OAR (capitalization rate) of 6.7% and EGIM of approximately 7.7. Both of these indicators are well within the range exhibited by the sales transactions (with OARS ranging from 6.2% to 7.3% and EGIMs ranging from 6.5 to 8.5). These indicators suggest that the value concluded for the property via comparative analysis is reasonable based on the subject property’s income-producing characteristics.

Accordingly, the Market Value of the Fee Simple Interest in the subject property as of August 11, 2010, free and clear of financing, via the Sales Comparison Approach, is rounded to:
THIRTY MILLION FOUR HUNDRED THOUSAND DOLLARS
($30,400,000)
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Signal Pointe Apartments	August 30, 2010
Winter Park, Florida	Page 54

RECONCILIATION AND FINAL ESTIMATE OF VALUE

Review	The purpose of this appraisal is to provide an estimate of the market value of the Fee Simple interest in the subject property, free and clear of financing. The date of value is December 31, 2009. The indicated market value estimates for the real property interest appraised are:

Cost Approach	N/A
Income Capitalization Approach	$30,200,000
Sales Comparison Approach	$30,400,000

Cost Approach	The cost approach value estimate relies on the cost to produce a like structure. The cost approach is not usually considered a reliable value indicator due to the fact that investors in the market area place minimal reliance on this approach because of the age of the property. The cost approach was not considered meaningful in the valuation of the subject property and was not included in the appraisal process.

Income Approach	The Income Capitalization Approach was processed. The subject is an income-producing property, and this approach provides good evidence of market value. As the subject represents a stabilized occupancy, the Direct Capitalization method was employed. Based on the applicable analytical methods of the most likely investors in an asset of this type, this approach was given greatest consideration in the final conclusion of market value.

Sales Approach	This approach provides an estimate of value based upon the recent activities of buyers and sellers in the marketplace. This approach is generally considered to be reliable in active markets where the motivations of buyers and sellers are known and the operating characteristics of the properties being transferred are available for scrutiny. Although sales volume is down significantly from historical levels, investor interest and sales activity has recently begun to improve. Our market research revealed several sales of properties that are considered relatively comparable to the subject property. The value conclusion derived via this approach, although based no trialing economic indicators, is generally supportive of the value concluded via the Income Approach.

Conclusions	Based upon the data, analyses and conclusions contained within this appraisal report with primary emphasis placed on the value derived within the Income Capitalization Approach, the Market Value of the Fee Simple Interest in the subject property, free and clear of mortgage financing, as of August 11, 2010 is:
THIRTY MILLION TWO HUNDRED THOUSAND DOLLARS
($30,200,000)
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Signal Pointe Apartments	August 30, 2010
Winter Park, Florida	Addenda
ADDENDA
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Signal Pointe Apartments	August 30, 2010
Winter Park, Florida	Addenda
ADDITIONAL SUBJECT PROPERTY PHOTOGRAPHS
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Signal Pointe Apartments	August 30, 2010
Winter Park, Florida	Addenda
SUBJECT PROPERTY PHOTOGRAPHS
View of typical building
Typical Unit Entry
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Signal Pointe Apartments	August 30, 2010
Winter Park, Florida	Addenda
SUBJECT PROPERTY PHOTOGRAPHS
Entry corridor
Exterior view along parking area
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Signal Pointe Apartments	August 30, 2010
Winter Park, Florida	Addenda
SUBJECT PROPERTY PHOTOGRAPHS
Interior drive and parking area
Interior drive and parking area
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Signal Pointe Apartments	August 30, 2010
Winter Park, Florida	Addenda
SUBJECT PROPERTY PHOTOGRAPHS
Pool (1) and typical building elevation
Pool (2) and typical building elevation
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Signal Pointe Apartments	August 30, 2010
Winter Park, Florida	Addenda
SUBJECT PROPERTY PHOTOGRAPHS
Interior view of typical unit
Interior view of typical bath
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Signal Pointe Apartments	August 30, 2010
Winter Park, Florida	Addenda
SUBJECT PROPERTY PHOTOGRAPHS
Interior view of clubroom
Interior of fitness room
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Signal Pointe Apartments	August 30, 2010
Winter Park, Florida	Addenda
FLOOR PLANS
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Signal Pointe Apartments	August 30, 2010
Winter Park, Florida	Addenda
Port Isabel
1 bedroom / 1 bath
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Signal Pointe Apartments	August 30, 2010
Winter Park, Florida	Addenda
Grand Haven
1 Bedroom / 1 Bath
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Signal Pointe Apartments	August 30, 2010
Winter Park, Florida	Addenda
The St. Augustine
1 Bedroom / 1 Bath
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Signal Pointe Apartments	August 30, 2010
Winter Park, Florida	Addenda
Jupiter
2 Bedroom / 2 Bath
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Signal Pointe Apartments	August 30, 2010
Winter Park, Florida	Addenda
Ponce de Leon
2 Bedroom / 1 Bath
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Signal Pointe Apartments	August 30, 2010
Winter Park, Florida	Addenda
Mystic Seaport
2 Bedroom / 2 Bath
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Signal Pointe Apartments	August 30, 2010
Winter Park, Florida	Addenda
Eddystone
3 Bedroom / 2 Bath
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Signal Pointe Apartments	August 30, 2010
Winter Park, Florida	Addenda
Diamondhead
3 Bedroom / 2 Bath
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Signal Pointe Apartments	August 30, 2010
Winter Park, Florida	Addenda
IMPROVED SALES PHOTOGRAPHS
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Signal Pointe Apartments	August 30, 2010
Winter Park, Florida	Addenda
COMPARABLE SALES PHOTOS
Sale No. 1 — Sun Key Apartments
Sale No. 2 — Sun Key Apartments
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Signal Pointe Apartments	August 30, 2010
Winter Park, Florida	Addenda
Sale No. 3 — Estates At Park Avenue
Sale No. 4 — Falcon Square Apartments
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Signal Pointe Apartments	August 30, 2010
Winter Park, Florida	Addenda
COMPARABLE SALES PHOTOS
Sale No. 5 — Promenade Crossing
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Signal Pointe Apartments	August 30, 2010
Winter Park, Florida	Addenda
APPRAISER QUALIFICATIONS
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Signal Pointe Apartments	August 30, 2010
Winter Park, Florida	Addenda
STEVEN J. GOLDBERG, MAI, CCIM
MANAGING PARTNER
STEVEN J. GOLDBERG is the Managing Partner of Cogent Realty Advisors LLC, a firm specializing in commercial real estate valuation, consultation and due diligence. His responsibilities include staff supervision, appraisal management, maintaining product quality, marketing and client development.
Mr. Goldberg has over 25 years of nationwide experience in real estate valuation, investment analysis and evaluation consultation. He has performed appraisals throughout the United States and has extensive experience in most markets situated in the Southwest and Southeast regions of the country. Mr. Goldberg’s particular area of expertise is in the appraisal and analysis of multifamily apartment projects. In addition to his expertise in the multifamily market, Mr. Goldberg has extensive experience in the appraisal of other income-producing properties including office buildings, retail properties, lodging facilities, industrial properties and mixed-use projects.
Immediately prior to forming Cogent Realty Advisors, Mr. Goldberg was an Executive Vice President of a national valuation and consulting firm and managed the Southwest regional office. Mr. Goldberg has performed marketability, consultation and feasibility reports, has served as an expert witness and has testified in various state and federal courts. These activities have been performed on behalf of real estate investors, life insurance companies, pension funds, investment banking firms, foreign and domestic financial institutions, mortgage bankers, conduit lenders, real estate advisors, law firms and governmental agencies.
Mr. Goldberg received his Bachelor of Business Administration Degree from the University of Texas in Austin, with major concentrations in both Finance and Real Estate/Urban Land Economics. He is a designated member of the Appraisal Institute and the Commercial Investment Real Estate Institute having been awarded the MAI designation in 1989 and the CCIM designation in 1994. He has attended numerous continuing education courses and has completed the requirements under the continuing education program of the Appraisal Institute.
Mr. Goldberg is state certified as a General Real Estate Appraiser in Texas and Arizona. He is also a licensed Real Estate Broker in the State of Texas. He is affiliated with the North Texas Commercial Association of Realtors, International Council of Shopping Centers and Mortgage Bankers Association.
COGENT Realty Advisors, LLC

Signal Pointe Apartments	August 30, 2010
Winter Park, Florida	Addenda
HOWARD KLAHR
ASSOCIATE
HOWARD KLAHR is an Associate with Cogent Realty Advisors, LLC. Mr. Klahr has been involved in real estate valuation and consulting since 1986 having performed a variety of assignments in over 40 states and 80 metropolitan areas throughout the United States as well as participating on several international assignments. Background includes valuation/analysis, acquisition/disposition, loan origination/underwriting and real estate brokerage/leasing.
Appraisal assignments in which Mr. Klahr has been involved include a wide array of property types ranging from traditional categories of income producing real estate (multi-family, retail, office and industrial) to special and single purpose properties such as hospitality, self storage, manufacturing, recreational, senior housing, health care facilities, etc. Additional types of analyses performed include market studies, feasibility analysis, lease/purchase evaluations and investment consultations. Experience includes assignments as an independent fee appraiser, in-house analyst and valuation manager/reviewer.
Mr. Klahr received his Bachelor of Science from Florida State University, Tallahassee, Florida, with a major concentration in Economics and minors in Business and Computer Science. He has completed additional courses in real estate and urban and regional planning and has attended numerous courses and various real estate related seminars sponsored by the Appraisal Institute, Commercial Investment Real Estate Institute, Mortgage Bankers Association, the former Society of Real Estate Appraisers, Employee Relocation Council and Fannie Mae. In addition to the above courses, Mr. Klahr has completed pre-licensing, continuing education courses and seminars for the real estate broker’s license (Florida and Texas), State Certified General Real Estate Appraiser License (Florida and Texas) and Mortgage Broker License (Florida).
Mr. Klahr is an Associate Member of the Appraisal Institute and a Candidate Member of the Commercial Investment Real Estate Institute. He is a Real Estate Broker and a State Certified General Real Estate Appraiser in Florida.
COGENT Realty Advisors, LLC